SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

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     /X/  Definitive Proxy Statement              by Rule 14a-6(e)(2))

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     / /  Soliciting Material Pursuant to section 240.14a-12

                             DETECTION SYSTEMS, INC.
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                (Name of Registrant as Specified In Its Charter)

                                       N/A
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    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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               pursuant to Exchange Act Rule 0-11 (Set forth the amount on which
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          fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

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                As filed with the Commission on November 20, 2000

                                    IMPORTANT

Your vote is important. Please take a moment to sign, date and promptly mail your WHITE proxy card in the postage-paid envelope provided. If your shares are registered in the name of a broker, only your broker can execute a proxy and vote your shares and only after receiving your specific instructions. Please contact the person responsible for your account and direct him or her to execute a proxy on your behalf today. Your Board urges you NOT to sign or return any BLUE proxy card sent to you by Ultrak. If you have any questions or need assistance in voting your shares, please contact our proxy solicitor:

                            MacKenzie Partners, Inc.
                                156 Fifth Avenue
                            New York, New York 10010
                           proxy@mackenziepartners.com
                          (212) 929-5500 (call collect)
                                       or
                            Toll-Free (800) 322-2885.

DETECTION SYSTEMS, INC.
130 Perinton Parkway
Fairport, New York 14450

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                         TO BE HELD ON DECEMBER 19, 2000


To Our Shareholders:

          The Annual Meeting of shareholders of Detection Systems, Inc. will be held on December 19, 2000, at 2:00 p.m., Eastern Time, at Company's offices, located at 130 Perinton Parkway, Fairport, New York 14450, for the following purposes:

          1.   To elect five directors;

          2. To ratify the appointment of PricewaterhouseCoopers LLP as the Company's independent auditors for the fiscal year 2001; and

          3. To transact such other business as may properly come before the meeting or any adjournments or postponements thereof.

          Only shareholders of record at the close of business on December 1, 2000 are entitled to notice of and to vote at the meeting and any adjournments or postponements thereof.

          This Annual Meeting is of particular importance to all shareholders of the Company because of Ultrak's attempt to take over your Board.

          Your Board urges you to sign and mail the enclosed WHITE proxy card in the envelope provided. Please do not sign any BLUE proxy cards sent to you by Ultrak. You can revoke any Ultrak proxy card you have previously signed by signing, dating and mailing the enclosed WHITE proxy card in the envelope provided.

                                        By Order of the Board of Directors

                                        FRANK J. RYAN
                                        Secretary

Fairport, New York
November 20, 2000

DETECTION SYSTEMS, INC.
130 Perinton Parkway
Fairport, New York 14450

                              PROXY STATEMENT

          First sent to shareholders on or about November 20, 2000

          This proxy statement (the "Proxy Statement") and the enclosed form of proxy are furnished by the Board of Directors of Detection Systems, Inc., a New York corporation (the "Company"), for use at its Annual Meeting of shareholders (the "Annual Meeting"), to be held on December 19, 2000, at 2:00 p.m. Eastern Time, at the Company's offices, located at 130 Perinton Parkway, Fairport, New York 14450, and at any adjournments or postponements thereof. Only holders of the Company's common stock, par value $.05 per share ("Common Stock"), of record at the close of business on December 1, 2000 are entitled to notice of and to vote at the meeting and any adjournments or postponements thereof. For additional voting information, see the section entitled "Voting and Revocability of Proxies" on page 33.

                               THE PROXY CONTEST

          As you may know, Ultrak, Inc. ("Ultrak"), led by George Broady ("Broady"), is seeking to take control of your Company's Board of Directors to pursue a sale of the Company or "any alternative that might produce even greater shareholder value."

          In connection with the Company's longstanding objective of enhancing value for all shareholders, the Company has entered into discussions with a limited number of parties regarding their strategic interest in the Company, which may include a joint venture arrangement, leveraged buyout, licensing agreement, minority investment or potential sale of the Company. Neither Ultrak's nominees nor your Board can guarantee that they will be able to effect a strategic transaction or enhance shareholder value. However, we believe your Board and management are better qualified, due to their significant knowledge and experience and other factors described below.

          Your Board is soliciting votes on the WHITE proxy card FOR the election of the Company's nominees. We unanimously oppose Ultrak's solicitation and urge you NOT to sign any BLUE proxy card sent to you by Ultrak.

o Your Board and management are, in our view, in the best position to enhance shareholder value, because they have first-hand working knowledge of the Company's strategy, operations and technology. Your Board and management also have significant investment in the Company (which gives them a personal stake in enhancing shareholder value) and a positive financial track record. Your management led the Company to quadruple its sales, nearly triple its operating income and double its book value per share from fiscal 1995 to fiscal 2000. During this period, the Common Stock price also rose 51% from $6.17 per share to $9.69 per share (as of March 31, 2000).

o We have developed cutting-edge technology due to our significant investments. The Company has a long-term strategy to invest in product development and expand its customer base. As a result of these investments, we have developed award-winning new technology and received new commitments from major customers. Your Board wants to give you an opportunity to participate in the increased value of the Company due to these investments, and expects to focus on its bright future in its efforts to enhance shareholder value.

o From March 1998 until right before it commenced this proxy contest, Ultrak regularly and repeatedly expressed interest in acquiring your Company and its technology. Ultrak also tried to hire at least three of the Company's executives and interfered in our relationship with a prestigious end-user during this period. Although Ultrak says that it wants to sell the Company immediately, Ultrak's proxy materials have been carefully-crafted so that its nominees would not be legally required to sell the Company, and could instead approve a technology exchange with Ultrak, or after November 2, 2003, a merger between Ultrak and the Company!

o Ultrak's nominees have no industry experience or investment in the Company. These nominees were hand-picked by Ultrak, and Ultrak's proxy materials do not state that they have any industry experience. Although we recognize that, if elected, these nominees would have fiduciary obligations to all shareholders, we believe that, due to their inexperience, they may give significant consideration to Ultrak's opinions and advice.

o If Ultrak wins the proxy contest and its nominees do not sell the Company immediately, the Company stands to lose a significant number of customers and employees. At least six customers, which represented $4.9 million of the Company's sales in fiscal 2000, have informed us that, based upon their business dealings with Ultrak and industry experience, they do not trust Broady and Ultrak. Because Ultrak's nominees may place significant emphasis on Ultrak's opinions (as described above), these customers may immediately seek alternative suppliers or even remove some or all of their business if Ultrak's nominees are elected. Most of our management team and many of our employees, at all levels, have also expressed concern. Also, if elected, Ultrak's nominees could change the Company's strategy in a manner that is advantageous to Ultrak. For example, Ultrak could use its influence on its nominees to unwittingly steer the Company away from profitable ventures which would compete with or take profits away from Ultrak.

o Ultrak needs cash immediately. Ultrak's available cash has decreased 70% in its last two fiscal years! Even though these nominees would have fiduciary duties to all shareholders, we believe they may be expected to give significant weight to Ultrak's opinions (as described above). If Ultrak's nominees seek advice from Ultrak in connection with a sale of the Company, due to its cash needs, we believe that Ultrak may guide its nominees to accept a price which does not reflect the full and fair value of the Company.

                        Background - Who is Ultrak?

          Ultrak is a competitor of the Company that designs, manufactures, markets, sells and services electronic security and surveillance products and systems. In the past two years, Ultrak has become Detection Systems' largest shareholder, currently owning 21% of the Company's outstanding shares.

          Broady, Ultrak's Chairman and CEO, is its largest shareholder, owning 16% of Ultrak's common stock and 100% of Ultrak's preferred stock. As Ultrak's only preferred stockholder, Broady receives $117,000 in annual preferential dividends, and also receives 16.667 votes for each share of preferred stock. Altogether, he controls approximately 31% of Ultrak's voting power.

          Broady has long considered Detection Systems to be an attractive company. In December 1985, he was Chairman and CEO of Network Security Corporation, which then owned 4.1% of Detection Systems' stock. We believe that like Ultrak, Network Security experienced financial troubles under Broady's direction. That time, a supplier asked Network Security to transfer its Detection Systems shares to pay a trade debt, since it was concerned that Network Security would not have the financial resources to settle its obligation.

          By 1998, Broady had again decided to invest in Detection Systems, this time through Ultrak. On March 20, 1998, Ultrak disclosed that it had acquired 5% of the Company's shares. Ultrak quickly amassed additional shares, and by November 2, 1998, it had acquired 20% of the Company's outstanding stock.

          At the time of its initial 5% acquisition, Ultrak represented that its shares were not acquired for the purpose of influencing the control of the Company. However, soon afterward, Broady began to take an active interest in the Company. From March 1998 until the commencement of the proxy contest, Broady contacted Karl H. Kostusiak, the Company's Chairman and Chief Executive Officer on almost a weekly basis. Their conversations covered a broad range of topics, regularly including: (i) the Company's initiatives, direction and expenditures and Broady's suggestions thereon; (ii) Ultrak's interest in the Company's technology; (iii) Ultrak's interest in a business combination transaction involving Ultrak and the Company, through a third party acquisition or otherwise; (iv) Ultrak's financial situation and cash needs; and (v) Ultrak's desire to sell the Company.

          Broady not only regularly expressed his interest in a business combination between Ultrak and the Company to Mr. Kostusiak, but also mentioned such a transaction the first time he met one of the Company's outside directors. Under New York law, a merger or other business combination between Ultrak and Detection Systems is possible after November 2, 2003. A merger before that date is prohibited, because Ultrak's initial 20% stock acquisition was made without the prior approval of your Board.

          Although Ultrak's proxy materials state that it is not interested in acquiring your Company, Ultrak has carefully crafted its language such that there is no legal obligation for its nominees to sell the Company. If Ultrak's nominees decide not to sell the Company immediately, or are unable to do so, we believe the Company would soon begin to lose customers and employees. (See "Ultrak's Ulterior Motives-Competitive Interests" below).

          On May 12, 2000, Ultrak formally notified the Company of its intention to commence the proxy contest.

               Your Board and Management Are Highly Qualified

          Your Company's Board and management have significant industry and Company experience, first-hand knowledge of the Company's operations and technology and a proven history of delivering solid financial results. In contrast, Ultrak's nominees do not appear to have any experience in the security industry, and Ultrak's management is responsible for Ultrak's negative financial results.

          Compare your management's financial results in the past six fiscal years to those of Ultrak's management. As the graphs below illustrate, in the last six fiscal years, your Company's net income rose 129% from $1.514 million to $3.468 million and the Common Stock price increased 51% from $6.17 per share to $9.69 per share (as of March 31, 2000). In Ultrak's last six fiscal years, its net income fell 78% from $2.600 million to $565 thousand and its stock price barely rose from $7.44 per share to $7.75 per share.(1) Furthermore, Ultrak's 1999 net income was significantly boosted because it included $1.9 million of Detection Systems' net income as its own, due to its ownership of Detection Systems stock!

                                 Net Income
                           Last Six Fiscal Years
                           (dollars in thousands)

Detection Systems                                 Ultrak

[GRAPHIC OMITTED]                                 [GRAPHIC OMITTED]


          Your Board and management are also responsible for adopting a long-term investment strategy, which has led to cutting-edge, award-winning technology and new customer commitments. (See "Significant Investments and New Business Opportunities" below). We have first-hand working knowledge of the Company's strategy, operations and technology. Neither Ultrak's nominees nor your Board can guarantee that they will be able to effect a transaction to enhance shareholder value; however, because of their significant knowledge and experience and proven track record, we believe your Board and management are better qualified to pursue such a transaction and to enhance value.

---------------

1 Stock prices for Ultrak and Detection Systems are the closing prices on the first and last trading days of the respective six fiscal year periods, based upon publicly available information. Information for Ultrak is from fiscal 1994 to fiscal 1999, because Ultrak has not yet completed its fiscal year 2000. All financial information regarding Ultrak contained in this proxy statement (other than stock price) is based upon information filed by Ultrak with the Securities and Exchange Commission ("SEC") in annual reports on Form 10-K. Copies of these reports may be obtained from the SEC's website, www.sec.gov.



          Your Board and management want to act in the best interest of all shareholders and take your concerns very seriously. We have been meeting with and talking to shareholders to discuss their concerns and hear their suggestions regarding enhancing shareholder value.

Your Independent and Qualified Board

          Your Board currently consists of a majority of independent outside directors. Mr. Adair has been a director of the Company for ten years. Dr. McIrvine has been a director for twenty years, and also served a prior directorship term of six years. Mr. Bidlack, a new nominee, is a shareholder of the Company and has extensive sales, management and manufacturing experience in the United States and abroad. The management representatives on the Board are Mr. Kostusiak and David B. Lederer, who founded the Company together in 1968, and have served as its two top officers ever since. (For further information about the Company's nominees, see "Proposal No. 1--Election of Directors" on page 17.)

          If the Board of Directors' five nominees are elected at the Annual Meeting, the Company intends to increase the size of its Board by one director, and appoint C. Duncan Soukup to become a director of the Company. Mr. Soukup is President and Chief Executive Officer of Lionheart Group, Inc., which owns 5.2% of the Common Stock. The Board believes that Mr. Soukup can make a significant contribution to the efforts to enhance shareholder value, due to his valuable business experience and his interest as a significant shareholder of the Company.


Your Experienced Management Team Has Delivered Solid Financial Results

          We believe our experienced senior management team is one of our most valuable resources. The team consists of highly-qualified individuals who have extensive hands-on knowledge of every aspect of the Company and its strategic, operational and financial opportunities and challenges. This six member team has an aggregate of 120 years of experience with the Company.

          Led by its senior management, the Company nearly tripled its operating income from $2.6 million in fiscal 1995 to $7.2 million in fiscal 2000. As illustrated by the following graphs, the Company also quadrupled its net sales from $34.336 million to $141.918 million and doubled its book value per share from $4.57 to $9.13 during this period.

Detection Systems Net Sales               Detection Systems
  (dollars in thousands)                Book Value Per Share

    [GRAPHIC OMITTED]                     [GRAPHIC OMITTED]


          We believe this growth is a result of: (i) the significant industry and Company experience of our Board and management, as described above; and (ii) our major investments in new technology and market development, as described on pages 8 through 10. We expect that the Company's growth record, together with the foundation it has laid for future growth, will be fundamental in our efforts to enhance shareholder value.

Ultrak's Nominees have No Industry Experience

          Ultrak's nominees to the Board consist of two lawyers and an investment banker. We believe these nominees have no industry experience, because Ultrak's proxy materials do not provide any information regarding such experience. As explained below, we further believe Ultrak has its own agenda for the Company because it is our competitor and it has expressed interest in our technology. We recognize that Ultrak's nominees, if elected, would owe fiduciary duties to all shareholders. However, we believe these nominees may be expected to give significant consideration to Ultrak's opinions because they have no experience and were hand-picked by Ultrak. In addition, Ultrak's nominees would have the power to fire the Company's experienced management team and replace it with Ultrak's management! Because of Ultrak's position as a competitor of the Company, its need for cash and its poor record of performance, we believe that Ultrak's opinions may not serve the shareholders as well as the views of the Company's current Board and management team.

          Neither Ultrak's nominees nor your Board can guarantee that they can effect a transaction to enhance shareholder value. However, your Board believes that Ultrak's nominees do not have the industry background necessary to effectively pursue such a transaction enhancing value for all shareholders; as explained above, your Board is significantly more qualified.

Ultrak's Management is not Qualified to Advise or Lead Your Company or its Board
--------------------------------------------------------------------------------

          As explained earlier, we believe that Ultrak's nominees will give significant weight to Ultrak's opinions regarding the Company's strategic alternatives, or could even fire the Company's management and replace it with Ultrak's management. We believe Ultrak's management is not qualified to advise Ultrak's nominees regarding a sale of the Company or, if a sale does not occur, the management of the Company because: (i) it has been unable to produce financial results for Ultrak (see "Ultrak's Ulterior Motives--Financial Issues" page 14) and (ii) we believe Ultrak's market practices would be harmful to the Company.

          Our customers share our concerns about Ultrak's management. We have received letters from two customers informing us that, based upon their industry experience and dealings with both the Company and Ultrak, they believe that the financial results of "Detection Systems as compared to [the financial results of] Ultrak speak for themselves on who is the most qualified to lead" the Company, and that Ultrak's nominees will focus on "short sighted goals" instead of "long term planning." Ironically, one of these customers suggested that "Broady should step aside and allow [Mr. Kostusiak] to run [Ultrak] and bring it to a level of profitability. These customers constituted approximately $400,000 of the Company's sales in fiscal 2000.

          At least six customers, which constituted $4.9 million of the Company's net sales in fiscal 2000, have expressed concern about the proxy contest and indicated that they may remove some or all of their business if Ultrak wins the proxy contest. Such customers have told us that, based upon their experiences with Broady and Ultrak, they believe that if Ultrak's nominees are elected, it "would adversely affect the quality of service" and that the "products and company that [customers] have depended upon would disappear." Customers have also informed us that they would immediately seek "alternatives and contingencies to [the Company's] products" or even remove their business if Ultrak wins the proxy contest. Most of our management team and many of our employees, at all levels, have also expressed concern about Ultrak.2

          In addition, we believe that Ultrak's approach to the electronic security market conflicts with the practices of established security system installers and service companies and is inappropriate for the Company. Most security systems manufacturers directly solicit business from end-users. However, manufacturers generally refer the end-user to an authorized dealer or installer to negotiate price and terms. In contrast, Ultrak at times negotiates prices with end-users and then informs the dealers or installers that end-users are willing to purchase at a particular price. Certain important dealers and installers have told us they find this approach unfair and do not want any dealings with Ultrak. Therefore, if Ultrak's nominees are elected and the Company is not immediately sold, the Company believes its relationships with these dealers and installers would be damaged.

---------------

2 Consent to reprint the material quoted in this section was neither sought nor obtained.


           Significant Investments and New Business Opportunities

          We expect that our investments in new technology and our new business opportunities will translate into increased revenues and income for the Company. We hope to translate this opportunity into enhanced value for all shareholders.

Long-Term Investment Strategy

          Five years ago, the Company set its sights on becoming a worldwide, full-catalog supplier of electronic protection equipment to professional installation and service companies. With these goals in mind, we adopted a strategy to: (1) expand our product catalog, (2) expand our market reach, (3) increase our manufacturing capacity and (4) improve our overall cost structure. We are continuing to make great progress toward these goals and increasingly providing dealers and customers throughout the world with a comprehensive line of high quality, technologically-advanced products.

          The Company has invested considerable financial, managerial and other resources in connection with this strategy. In fiscal 2000, the Company invested $10.5 million in product research and development, representing a 24% increase from the $8.5 million spent in fiscal 1999. The Company expects to spend $11.4 million in research and development in fiscal 2001.

          In fiscal 2000, the Company also hired 11 new employees in the research and development area, and 50 new employees in sales, marketing and customer support. In addition, in connection with the opening of new international operations, the Company has spent $775,000 in direct selling, marketing, general and administrative expenses.

          Our significant investments in research and development allow us to continue to develop exciting new products that demonstrate our leadership in the industry. For example, our D6600 NetCom communications solution provides the first end-to-end solution for reporting alarm events through a local-area or wide-area network that can fully integrate with existing equipment in the field. Our PC9000 Enterprise Conductor provides intelligent integration, control and management of several security systems within a multi-site business enterprise through a single graphical user interface. Our new line of security detectors offer improved catch performance, lower probability of false alarm and less stringent installation requirements. Other exciting initiatives include in-building wireless systems, closed circuit television products and commercial fire products.

          Already, three of our latest products have received Product Achievement Awards from the Security Industry Association at the
International Security Conference held in August 2000:

     o The DS835i PIR/Microwave Intrusion Detector received this award for false alarm reduction. This product provides rapid detection of human targets and significantly reduced false alarms.

     o The D6600 NetCom communications solution, sold under our Radionics label, received this honor in the monitoring category.

     o The PC9000 Enterprise Conductor, another Radionics product, received this award in the integrated systems category. The PC9000 also received the Innovation Award for Best of Show, awarded to the most innovative product in the security industry.

          We also recently formed a strategic partnership with Seaguard Electronics to take advantage of Seaguard's high-speed security monitoring, routing and notification services in the United States and Canada. Seaguard's system provides wireless alarm capabilities that alert users by telephone, voice messaging and the internet. This breakthrough technology offers a lower-cost alternative for users who require high levels of security protection.

          In addition to our investments in new technology, we are continuing to develop our global manufacturing and distribution infrastructure. We recently increased the size of two manufacturing facilities to meet current and anticipated demand, and we continue to refine production methods to reduce costs. As a result, our gross margins reached a nine year high of nearly 40% in fiscal 2000.

          In fiscal 2000, we opened new sales offices in Spain and Argentina and purchased a fire technology company in Italy. To expand our domestic market, we recently signed an agreement with Timarron Partners, a well-established sales organization, to sell our products in ten Central and Southwestern U.S. states.

          As a result of our investment strategy, we have already received new commitments from ADT Security Services (a unit of Tyco International Ltd.), SecurityLink (a unit of SBC Communications, Inc.) and Motorola to market our leading technologies. Our products are also available through many other dealers, including AFA Protection, Checkpoint Security, Diebold, Greater Alarm, Honeywell, Simplex, Vector Security and members of Security Network of America.

          The promise shown through commitments to purchase our products is not limited to the U.S. market. We see similar potential with major companies in international markets, where we are steadily increasing our sales and sales presence. The Company's sales to customers outside the United States increased from $3.9 million (11% of the Company's revenues) in fiscal 1995 to $59.0 million (41% of the Company's revenues) in fiscal 2000. The Company has also expanded its international sales presence from two countries in 1995 to twelve countries in 2000. These opportunities give us added confidence that we are a leader in developing technologically-advanced products that are effective, reliable and easy to use.

               We Want to Enhance Value for all Shareholders

We Are Exploring a Strategic Transaction to Enhance Shareholder Value

          In response to current market conditions (including a sustained reduction in the Common Stock price) and shareholder concerns, in July 2000, the Company retained the investment banking firm of Fleet Securities, Inc. ("Fleet") to study strategic alternatives for enhancing value for all shareholders.

          In connection with this objective, the Company has entered into discussions with a limited number of parties regarding their strategic interest in the Company, which may include a joint venture arrangement, leveraged buyout, licensing agreement, minority investment or potential sale of the Company. We hope to provide you with further information about the status of these discussions in the coming weeks.

          The Board's decision to explore a strategic transaction was based upon a number of factors, including: (i) current market conditions; (ii) a review of Fleet's analysis; and (iii) the Company's meetings and conversations with shareholders. Like Ultrak, the Company cannot guarantee that its nominees will be able to sell the Company or enhance shareholder value. However, we believe our nominees are best qualified to enhance value for shareholders.

We Will Engage in a Transaction if the Terms are Attractive to ALL Shareholders

          Our recent discussions with Bosch Telecom, GmbH ("Bosch"), a subsidiary of the large German conglomerate Robert Bosch, GmbH, demonstrate our willingness to sell part or all of the Company at the right price. Since 1997, the Company has had intermittent discussions with Bosch regarding various potential business transactions, arrangements and combinations. At Broady's suggestion, Bosch again approached the Company in late 1999 to express its interest in an acquisition. Recognizing its fiduciary duties to shareholders, the Board authorized management to pursue discussions with Bosch regarding a partial or total acquisition of the Company by Bosch.

          In connection with such potential transactions, Bosch and the Company met approximately four times between February and May 2000. Bosch's representatives twice visited the Company's offices for presentations regarding the Company's technology. Broady was present during one of these presentations. Senior Detection Systems executives also met with Bosch and its investment banker in New York City on one occasion. In addition, the Company arranged for Bosch to visit its manufacturing facility in Zhuhai, China. Several ongoing discussions between Bosch and the Company ensued from these meetings and presentations. These discussions were primarily focused on technology and product synergies. No proposals or agreements were made as a result of these discussions, which the parties terminated in approximately May 2000.

          In a letter to the Company's Board of Directors dated September 23, 2000, Bosch formally proposed to acquire Detection Systems for $14 per share in cash, subject to certain conditions. In reviewing Bosch's offer, the Board consulted Fleet, and considered the Company's prospects as a stand-alone entity, based upon the Company's track record of solid financial results and its growth potential due to its significant investments described above. After careful consideration of the Company's prospects, Fleet's analysis of the Company's value described below and other factors, the Board determined that $14 per share did not represent a fair value for the Company and was not in the best interest of all shareholders. In making this determination, the Board noted that the Bosch offer was below the implied value per share range calculated with respect to a sale of the Company as indicated by the precedent transaction analysis performed by Fleet. Bosch's offer also fell below or towards the low end of the implied value per share ranges calculated in the analyses performed by Fleet with respect to other strategic alternatives, including remaining an independent Company, a share repurchase and the payment of special dividends by the Company. However, the Board noted that Bosch's offer exceeded the implied value per share range calculated with respect to a minority investment in the Company by a third party. On October 13, 2000, the Company rejected Bosch's offer.

          On August 30, 2000, at a meeting of the Company's Board, Fleet reviewed certain analyses and valuations it had performed relating to the Company's efforts to deliver value to shareholders. In connection with the preparation of these analyses, Fleet, among other things: (i) reviewed certain publicly-available financial statements and other business and financial information of the Company; (ii) discussed with senior management of the Company the strategy and future prospects of the Company; and (iii) reviewed certain financial forecasts and other forward looking information for the Company prepared by management, which involved both a base case scenario as well as an upside scenario.

          In its review and analyses, Fleet assumed and relied on the accuracy and completeness of all of the financial and other information provided to it (including financial projections and other information furnished to it by the Company's management) or publicly available. Fleet did not attempt to verify or assume responsibility for verifying any of this information. Fleet did not obtain or make, or assume any responsibility for obtaining or making, any independent evaluation or appraisal of the properties, assets or liabilities of the Company, and Fleet was not furnished with any such evaluation or appraisal.

          With respect to the Company's forecasted financial performance and projections and the assumptions and bases underlying this information that Fleet reviewed, Fleet assumed that these forecasts and projections:
(i) had been prepared reasonably and in good faith on the basis of reasonable assumptions; (ii) reflected the best available estimates and judgments as to the future financial condition and performance of the Company; and (iii) will be realized in the amounts and in the time periods estimated.

          The following summarizes the analyses presented by Fleet.

Comparable Companies Analysis

          Using publicly-available information, Fleet analyzed certain financial, trading and valuation statistics for certain publicly-traded companies that were deemed by Fleet to have business and operating profiles and characteristics similar to those of the Company. These statistics were the aggregate debt and equity values as a multiple of earnings before interest and taxes and as a multiple of earnings before interest, taxes, depreciation and amortization for the most recent twelve months, and equity values as a multiple of earnings per share for the most recent twelve months and calendar year 2000. These comparable companies were comprised of ACCESS, Inc., Checkpoint Systems, Inc., Cohu, Inc., CompuDyne Corporation, Interlogix, Inc., Lifeline Systems, Inc., Lo-Jack Corporation, Napco Security Systems, Inc., Sensormatic Electronics Corporation, Silent Witness Enterprises, Ltd., Ultrak and Vicon Industries, Inc. Fleet then derived potential values for the Company by applying these multiples to the historical results and the projections provided by the Company's management.

Precedent Transaction Analysis

          Using publicly-available information, Fleet analyzed the implied cash flow multiples paid in prior acquisition transactions involving companies deemed by Fleet to have business and operating profiles similar to those of the Company. In analyzing these precedent transactions, Fleet evaluated the consideration paid in such transactions as a multiple of the preceding twelve months' earnings before interest, taxes, depreciation and amortization and the preceding twelve months' earnings before interest and taxes. Fleet then derived potential values for the Company by applying these multiples to Company results.

Discounted Cash Flow

          Fleet reviewed the after-tax free cash flows of the Company as projected for fiscal years 2001 through 2006. Fleet derived potential values for the Company by discounting these cash flows to present values and adding the present value of future cash flows thereafter assuming either a sale of the business at the end of 2006 or continued operation of business in perpetuity, based upon certain assumptions regarding discount rates, revenue and expense growth.

Strategic Alternatives Analysis

          Fleet also analyzed the financial implications to the Company as well as the potential valuations that might be realized upon certain strategic alternatives, including a leveraged buyout of the Company, a share repurchase, the payment of special dividends by the Company, a minority investment in the Company by a third party and a business combination involving the Company. As part of this analysis, Fleet examined the potential debt capacity of the Company and estimated theoretical values that may be paid for the Common Stock in a business combination where such combination would not be dilutive to a strategic acquirer's earnings in calendar year 2001. Fleet reflected certain assumptions concerning potential cost savings resulting from such business combination as provided by management of the Company. These potential cost savings include economies of scale, increased purchasing power, consolidation of manufacturing and corporate functions and increased sales through new distribution channels.

          These analyses were presented to the Company's Board of Directors on August 30, 2000 in connection with its general efforts to enhance shareholder value, and were not presented with respect to any particular offer or proposal that the Company had received. At the October 5, 2000 meeting of the Board of Directors, Fleet confirmed the methodologies employed in these analyses and stated that, in their opinion, market developments since August 30, 2000 did not materially affect the potential valuations reflected in the analyses presented at that August 30, 2000 meeting.

          Fleet did not express any opinion with respect to the prices that shares of the Common Stock may be traded at any future time. Fleet provided these analyses to the Company's Board of Directors for their consideration. Fleet made no recommendation as to any particular strategic alternative or third-party proposal, including remaining as an independent entity, nor as to how the Company's Board of Directors or any shareholders should vote with respect to any potential alternative or proposal. No limitations were imposed by the Company's Board of Directors on Fleet with respect to the investigations made or procedures followed by it in preparing its analyses.

          Like Ultrak, the Company cannot guarantee that the Common Stock price will increase or that the Company will be sold at $14 or a higher price if its nominees are elected; however, the Company firmly believes that its nominees are in a better position to enhance value for all shareholders than Ultrak's nominees. As explained above, the Company's nominees have significant industry and Company experience; Ultrak's nominees apparently have none. Additionally, although Ultrak's nominees would have fiduciary obligations to all shareholders, due to their inexperience, we believe they would seek advice from Ultrak and be influenced by Ultrak's ulterior motives (explained below).

                         Ultrak's Ulterior Motives

          The Company believes that Ultrak is motivated by interests that are not aligned with those of the Company's other shareholders. First, because Ultrak is a competitor, its interests are different than those of the Company and its shareholders. Secondly, Ultrak has suffered from financial setbacks in the past several years and a sale of the Company could provide Ultrak with much-needed cash and an interest rate reduction.

Competitive Interests

          We believe that Ultrak is motivated by its interests as a competitor of the Company. Ultrak competes with the Company in the access control and closed-circuit television segments of the security industry, which constituted approximately 7.6% and 6.2%, respectively, of the Company's sales in fiscal 2000. Ultrak also competes with the Company in the area of enterprise systems, in which multiple product systems (i.e. security and fire alarms, access control systems and CCTV systems) are used to provide a comprehensive security solution to customers. Based upon customer feedback, the Company believes that there will be significant future growth in this segment of the industry. As described on page 8, the Company has spent significant resources developing new integrated systems products, such as the award-winning NetCom communications solution and PC9000 Enterprise Conductor products. Although Ultrak does not manufacture many of the products required for enterprise systems, it competes in this market by offering its own products combined with those of other companies.

          Although Ultrak claims that it is not interested in acquiring your Company, Ultrak has carefully crafted its proxy statement to leave open this possibility. Ultrak merely promises that its nominees will pursue a sale of the Company, not that a sale will be completed. If for any reason Ultrak's nominees determine that the Company should not be sold (or are unable to sell the Company), they would have the power to approve an exchange of technologies with Ultrak, or, after November 2, 2003, a business combination between the Company and Ultrak! This would be consistent with Broady's repeated statements to Mr. Kostusiak that he is eager for such a technology exchange or business combination. We believe that any such transaction with Ultrak is against the best interests of Detection Systems and its other shareholders, because of Ultrak's history of poor performance (described above).

          Alternatively, if elected, Ultrak's nominees could change the Company's strategy in a manner that is advantageous to Ultrak. For example, Ultrak could use its influence on its nominees, who have no industry experience, to unwittingly steer the Company away from profitable ventures which would compete with or take profits away from Ultrak.

          In addition, Ultrak has continued to interfere with the Company's operations and relationships with customers and employees. Ultrak and Broady, personally, have tried to recruit at least three of the Company's executives. We also believe Ultrak has targeted our customers for its own competitive interests.

          The proxy contest itself is also putting the Company at a competitive disadvantage because it requires the Company's resources, such as time and money, which are necessary for, and would otherwise have been spent on, its operations and the development of its business. In addition, Ultrak has stated that it will seek to recover its attorneys' fees and expenses related to litigation against the Company that has been voluntarily dismissed as moot (see "Ultrak's Litigation" on page 16), and that, if it is successful in the proxy contest, it will seek to recover all of its related costs and expenses from the Company.

          As described above, the Company's customers, management and employees, at all levels, have expressed concern about the proxy contest. A large potential customer who has expressed strong interest in our new products has deferred making a purchasing commitment due to the uncertainty created by the proxy contest. For the same reason, a prestigious new customer has been reluctant to train its employees on our new products.

Financial Issues

          The Company believes that Ultrak is facing increased pressure to generate cash due to poor financial results. Ultrak's financial challenges and need for cash have been personally expressed to Mr. Kostusiak by Broady and are supported by Ultrak's public financial statements.

          Ultrak has experienced cash flow problems for the past several years. Ultrak's operating activities did not generate a positive cash flow during the five year period from 1994 to 1998. Cash used by operations during this time period averaged nearly $3.3 million annually. Although Ultrak was able to generate a positive cash flow in 1999, this result was obtained by delaying payment of payables and reducing inventories and accounts receivable.

          As illustrated by the graph on page 4, Ultrak's net income decreased 78% from fiscal 1994 to fiscal 1999. Additionally, Ultrak's net income in 1999 would have been far lower if it had not been able to report $1.9 million in Detection Systems' income due to its 20% ownership of Detection Systems stock.

          From fiscal 1997 to fiscal 1999, Ultrak's available cash decreased 70% from $18.1 million to $5.4 million. In the same period, Ultrak's debt increased from zero to $37 million.

          Ultrak's Cash                 Ultrak's Debt
          (in thousands)                (in thousands)

        [GRAPHIC OMITTED]              [GRAPHIC OMITTED]


          Ultrak's current credit agreement (which has been amended five times since August 1999) provides that if Ultrak sells its Detection Systems Common Stock and uses the proceeds to pay down its outstanding debt, it could almost immediately receive a 0.25% decrease in its interest rate if certain other conditions are met.

          The Board believes that Ultrak may be seeking to liquidate its investment in the Company, due to these declining financial results. The Board also believes that Ultrak may be unable to sell its Detection Systems shares because: (i) it owns such a large amount of stock; (ii) the market for the Common Stock is illiquid; and (iii) Broady told us he wants a premium over the market price. In view of its apparent cash needs, we believe that Ultrak might be willing to accept a price for the Company which does not fully reflect the Company's expected future growth. (See "Significant Investments and New Business Opportunities" beginning on page 8.) As explained above, although we recognize that Ultrak's nominees would owe fiduciary duties to all shareholders, we believe their lack of experience in the industry may make them susceptible to Ultrak's views as to value. We are thus concerned that Ultrak's nominees may accept a price which does not provide shareholders with the full and fair value for their shares.

              Ultrak Is Trying to Distract You from the Real Issue

          We believe that Ultrak's proxy statement presents selective information in an attempt to justify the proxy contest and draw attention away from Ultrak's own financial issues and other ulterior motives.

Our Executive Agreements are Fair and Reasonable

          As part of its strategy in the proxy contest, Ultrak has tried to make an issue of the Company's longstanding executive contracts with Messrs. Kostusiak and Lederer. Ultrak even brought a lawsuit against the Company related to these contracts. (See "Ultrak's Litigation" below.) In fact, these contracts existed long before Ultrak became a shareholder in 1998.

          These agreements were modeled after contracts frequently used by other companies to retain management, and were approved by the Compensation Committee of the Company's Board of Directors, which is composed entirely of outside directors. The purpose of this type of contract is to permit executives to carry out their duties and consider potential takeovers free of the concern that they may lose their jobs. The change in control provisions in the contracts seek to remove this concern, making the executives more impartial to takeover attempts. Since their adoption in 1988, these agreements have been amended annually based upon recommendations of the Committee.

          The Company believes the contracts have always been fair and reasonable. However, the Committee hired Watson Wyatt & Company ("Watson Wyatt"), a nationally-recognized, independent employee benefits consultant, to assist in this year's review because: (i) of current market conditions, including a sustained reduction in the Common Stock price; (ii) of concerns expressed by some shareholders; and (iii) Ultrak made the contracts a primary issue in the proxy contest, which the Company believes was distracting shareholders from more important issues, such as the respective qualifications of the nominees and Ultrak's ulterior motives.

          Based upon its review and advice from Watson Wyatt, the Committee recommended certain amendments to the agreements, which were approved by the Board. These amendments include: (i) a cap on the aggregate change in control amounts payable under the two contracts equal to 5% of the Company's market capitalization (2.77% for Mr. Kostusiak and 2.23% for Mr. Lederer); (ii) the reduction of non-compete fees from $154,500 annually through age 69 to a lump-sum equal to twice the executive's highest total cash compensation during the three fiscal years prior to payment; (iii) following a change in control, the transfer to each executive of certain insurance policies upon his life and the elimination of the Company's obligation to maintain these life insurance policies; (iv) a requirement that, in the event of a potential change in control, the Company transfer to an escrow account an amount sufficient to fund the required payments; (v) the expansion of the term "change in control" to include a change in control of the Board due to the settlement of a proxy contest; (vi) the elimination of a retirement benefit increase upon a change in control and the increase of the retirement wage benefit from 30% to 60% of the executive's base salary at retirement, which increase is consistent with Watson Wyatt's recommendation that a competitive retirement plan provide a benefit of 2% of salary for each year of employment (which, in the case of Messrs. Kostusiak and Lederer, is 32 years); and (vii) the reduction of the normal retirement age of each executive from 69 to 68. Provisions of the amended agreements are described in greater detail in the sections below entitled "Executive Agreements" and "Retirement Benefits." Additionally, the Company's Form 8-K filed with the SEC on September 27, 2000 includes complete copies of the amended agreements.

          Although Messrs. Kostusiak and Lederer had no legal obligation to agree to the amendments, they believed it was in the best interests of the Company and its shareholders to do so. The agreements were amended on September 27, 2000. On the same date, Watson Wyatt issued an opinion to the Committee that the amended agreements are competitive with industry norms and fair and reasonable to Detection Systems.3

          In its proxy materials, Ultrak has tried to take credit for our contract amendments, but failed to inform you that it intends to seek reimbursement from your Company for its attorneys fees and expenses related to the lawsuit!

Ultrak's Litigation

          On June 30, 2000, Ultrak filed a purported shareholder derivative action in federal district court in Rochester, New York against all five members of the Company's Board of Directors (the "Directors") and the Company as a nominal defendant. The Ultrak action included allegations that: (i) the executive agreements in place prior to the September amendments described above were excessive; (ii) the Directors had breached their fiduciary duties in approving such agreements; and (iii) the agreements should be set aside.

          The Company and the Directors moved to dismiss Ultrak's action on the ground that Ultrak was not a proper derivative plaintiff, since among other things, Ultrak was motivated in bringing the action by its proxy contest, and Ultrak's interests were potentially in conflict with those of other shareholders. On September 27, 2000, the Company notified the Court that the executive agreements had been amended and asserted that Ultrak's lawsuit had become moot. On October 25, 2000 the Court issued an order dismissing the lawsuit on the ground that it was moot. Ultrak has indicated that it may seek to recover from the Company its attorneys fees and expenses related to the action. The Company intends to vigorously contest any claim by Ultrak for an award of its fees and expenses.

---------------

3 Watson Wyatt has consented to the use of its name and description of its opinion in this section of the Proxy Statement.


By-Law Amendments

          In February 2000, the Board of Directors amended the Company's By-Laws to require that all shareholder proposals may only be made at the annual meeting or at a special meeting called by the Company. In addition, the By-Laws were amended to require that shareholder proposals and nominations for the Board be presented to the Company within 90 to 120 days of the anniversary of the previous year's annual meeting. Ultrak charges that the Board adopted these By-Law amendments to insulate itself from accountability to shareholders. On the contrary, this proxy contest should be sufficient proof that these amendments do not protect the Board! These amendments enable the directors to better protect the rights of all shareholders by providing them sufficient time to thoughtfully consider matters and nominations, as required by their fiduciary duties to shareholders. The Board continues to believe that the By-Law amendments are a reasonable response to these concerns.

                                 Proposal No. 1
                              ELECTION OF DIRECTORS

          At the Annual Meeting, five directors, constituting the entire Board of Directors, are to be elected to hold office for the ensuing year or until their respective successors are elected and qualified. Mortimer B. Fuller III, who has served as director of the Company since 1990, is not seeking to be re-elected due to the increasing demands of his business. Since 1977, Mr. Fuller, age 58, has been Chairman and Chief Executive Officer of Genesee & Wyoming, Inc., which owns and operates shortline railroads and provides related services to railroads and shippers. The persons nominated for election as directors at this year's Annual Meeting are listed below. Each nominee has consented to serve as a member of the Board of Directors if elected. If for any reason a nominee becomes unavailable for election, the proxies may exercise discretionary authority to vote for substitutes proposed by the Board.

          Donald R. Adair, age 57, has been a director of the Company since 1991 and also serves on the Board's Audit, Compensation, and Stock Option Committees. He is a principal of Adair Law Firm, which was established in 1988 and focuses on serving businesses in Rochester, New York. He is a graduate of Harvard College and Cornell Law School. Mr. Adair is also a director of Stone Construction Equipment, Inc., in Honeoye, New York, NetLink Transaction Services, LLC, in Victor, New York, and Victor Insulators, Inc. in Victor, New York.

            Jerald D. Bidlack, age 64, is a first time nominee for director. Once elected, Mr. Bidlack is expected to serve on the Board's Audit, Compensation and Stock Option Committees. He has been the President of Griffin Automation, Inc., a designer and manufacturer of special automation machinery and systems since 1992. Mr. Bidlack is also the Chairman of Graham Corporation, in Batavia, New York, a leading designer and builder of vacuum and heat transfer equipment for process industries worldwide. From 1963 to 1991 Mr. Bidlack was employed by Moog, Inc., a designer and manufacturer of electrohydraulic and electromechanical servocontrol components and systems for industrial and defense markets, located in East Aurora, New York. He served as a director and President of Moog's International Group from 1973 to 1991, and also served as Vice Chairman from 1988 to 1991. Mr. Bidlack is currently a director of Graham Corporation, Bush Industries, Inc. in Jamestown, New York, and Erdle Perforating Company in Rochester, New York, and a trustee of Keuka College, Keuka Park, New York. He received a Bachelor of Science degree in Mechanical Engineering from Tri-State University in Angola, Indiana. He also completed graduate work at Wayne State University in Detroit, Michigan. Mr. Bidlack is a licensed Professional Engineer in New York State.

            Karl H. Kostusiak, age 61, is a founder of the Company and has served as the Chief Executive Officer and President of the Company since its establishment in 1968. He has been a director of the Company since 1968 and also serves as Chairman of the Board. He received a Bachelor of Science degree in Electrical Engineering from the State University of New York at Buffalo and a Master of Science degree in Electrical Engineering from the University of Rochester.

            David B. Lederer, age 61, is also a founder of the Company, and served as the Company's Executive Vice President from 1968 until April 1998. In April 1998, he reduced his employment to half-time and served as Vice President, Business Development until April 2000, when he returned to his prior full-time position as Executive Vice President. Mr. Lederer received Bachelor and Master of Science degrees in Electrical Engineering from the University of Nebraska.

            Edward C. McIrvine, age 66, has been a director of the Company since 1981 and also serves on the Board's Audit, Compensation, and Stock Option Committees. Dr. McIrvine also served as a director of the Company from September 1973 to July 1979. Since 1987, he has been a self-employed research and development management consultant and, from 1987 through 1991, he served as Dean of the College of Graphic Arts and Photography at the Rochester Institute of Technology in Rochester, New York. He received a Bachelor of Science degree from the University of Minnesota and a Ph.D. in Theoretical Physics from Cornell University.

                        BOARD OF DIRECTORS AND COMMITTEES

          The Company's Board of Directors has Audit, Compensation and Stock Option Committees. The Board does not have a Nominating Committee.

          The Audit Committee was composed of Messrs. Adair, Fuller and McIrvine for the fiscal year 2000, with Dr. McIrvine serving as Chairman. The Committee members are "independent directors," as such term is defined in Rule 4200(a)(14) of the National Association of Securities Dealers Manual. The Audit Committee reviews reports of the Company's financial condition, financial controls and accounting procedures. The Committee also approves and oversees services performed by, and serves as an interface between, the Company and its independent auditors. This Committee met four times during the last fiscal year. A copy of the Audit Committee's written charter is attached hereto as Appendix C.

          The Compensation Committee was composed of Messrs. Adair, Fuller and McIrvine for fiscal 2000, with Mr. Adair serving as Chairman. This Committee is responsible for developing general compensation policies, establishing and administering compensation plans and programs in which officers participate and determining specific compensation arrangements for the Company's executive officers. In addition to numerous informal communications, the Committee had two formal meetings during fiscal 2000.

          The Stock Option Committee was composed of Messrs. Adair, Fuller and McIrvine for fiscal 2000, with Mr. Adair serving as Chairman. The Committee is responsible for granting options pursuant to the Company's Employee Stock Option Plans. The Committee met four times during the past fiscal year.

          During fiscal 2000, the Board of Directors held four regular meetings and six special meetings. Each director attended at least 75% of the aggregate of all meetings of the Board of Directors and of each committee on which he served during the fiscal year.

          Directors who are not employees of the Company were each paid an annual fee of $12,000 as well as $1,000 plus travel expenses, if any, for each day on which they attended Board meetings. These directors received $500 for Board meetings held by teleconference. Messrs. Adair and McIrvine were each paid annual fees of $8,000 for their service as Chairmen of the Company's Compensation and Audit Committees of the Board of Directors. No fees were paid to Mr. Adair for his services as Chairman of the Stock Option Committee. In addition, the non-employee directors were each awarded a 2,000 share stock option under the Company's Non-Employee Director Stock Option Plan. Except as described in this paragraph, no director received any compensation for attending any Board or committee meeting.

          The Board of Directors recommends a vote FOR the election of Messrs. Adair, Bidlack, Kostusiak, Lederer and McIrvine as directors of the Company. Proxies will be so voted unless shareholders specify a contrary choice in their proxies.

          If the Board of Directors' five nominees are elected at the Annual Meeting, the Company intends to increase the size of its Board by one director, and appoint C. Duncan Soukup, President and Chief Executive Officer of Lionheart Group, Inc., to become a director of the Company. Lionheart Group, which owns 5.2% of the Common Stock, is a U.S. financial services holding company founded by Mr. Soukup in 1994. Subsidiaries of Lionheart Group manage or advise a number of hedge funds and U.S. pension funds. Since January 2000, Mr. Soukup has also been the Managing Director of Acquisitor plc, a public company incorporated in England and Wales, which invests in companies it considers to be fundamentally undervalued. From 1988 to 1994, Mr. Soukup served as a managing director of Bear, Stearns & Co. Inc., and established and led that company's foreign Equity Research and Sales department. Mr. Soukup has more than 20 years of experience of making investments in public and private companies and was, until recently, a director of Sage Laboratories, Inc., a U.S. public company that was acquired by Filtronic plc of the United Kingdom.

          Your Board and management believe that Mr. Soukup can make a significant contribution to the Company due to his valuable business experience and interest as a significant shareholder.

                          MANAGEMENT SECURITY OWNERSHIP

          The following table shows: (i) the names and principal business addresses of the Company's directors and executive officers for whom compensation information is provided on page 23; (ii) the number of shares of Common Stock that such persons beneficially owned or had the right to acquire beneficial ownership of as of, or within sixty days of, November 17, 2000; and
(iii) the percentage of the Company's outstanding shares that such ownership constitutes. The principal business address of Messrs. Behlke, Gerace, Kostusiak, Lederer and Ryan is that of the Company.

Name and Address of                  Amount and             Percent of
Beneficial Owner                     Nature of              Common Stock
                                     Beneficial
                                     Ownership(1)

Donald R. Adair                      3,549(2)(3)            *
Adair Law Firm
30 Corporate Woods,
Suite 280
Rochester, NY 14623

George E. Behlke                     66,094(3)(4)           1.0%

Jerald D. Bidlack                    7,200(5)               *
Griffin Automation, Inc.
240 Westminster Road
West Seneca, NY 14224

Mortimer B. Fuller, III              5,645(3)               *
Chairman & CEO
Genesee & Wyoming, Inc.
66 Field Point Road
Greenwich, CT 06830

Christopher P. Gerace                17,000(3)              *

Karl H. Kostusiak                    579,561(3)(4)          8.9%

David B. Lederer                     328,502(3),(4),(6)     5.1%

Edward C. McIrvine                   6,000(3)               *
1213 Forest Hill Drive
Hendersonville, NC 28791

Frank J. Ryan                        78,514(3),(4),(7)      1.2%

All Directors and Executive          1,092,066(2)-(7)       17.3%
Officers As a Group (10 persons)

Footnotes:

* Percentage of Common Stock owned is less than 1%.

(1) Owner possesses both sole voting and investment powers for all shares listed except as indicated in notes (2)-(6) below.

(2) Includes 1,173 shares held in custodianship for Mr. Adair's children under the Uniform Gifts to Minors Act of New York, for which Mr. Adair disclaims beneficial ownership.

(3)  Includes 2,000, 27,920, 2,000, 17,000, 16,000, 8,000, 2,000, 6,552 and
     81,472 shares which may be acquired upon exercise of warrants and options held by Messrs. Adair, Behlke, Fuller, Gerace, Kostusiak, Lederer, McIrvine, Ryan and all directors and executive officers as a group, respectively.

(4)  Includes 9,234, 179,840, 117,465, 8,492 and 315,031 hypothetical shares credited to the accounts of Messrs. Behlke, Kostusiak, Lederer and Ryan and all directors and executive officers as a group, respectively, pursuant to the Company's deferred compensation plans, which shares may be acquired upon retirement or resignation.

(5) Includes 4,000 shares owned by Griffin Automation, Inc., a corporation of which Mr. Bidlack is the President.

(6) Includes 40,000 shares owned by the Lederer Family Limited Partnership, in which Mr. Lederer and his spouse share equal voting and investment powers, and 20,000 shares owned by Mr. Lederer's spouse, who owns sole voting and investment power over such shares.

(7) Includes 810 shares held in trust for Mr. Ryan's son under the Uniform Gifts to Minors Act of New York, for which Mr. Ryan disclaims beneficial ownership.


                        PRINCIPAL HOLDERS OF COMMON STOCK

The following table lists all persons or groups of persons who, to the Company's knowledge based on reports filed with the SEC, beneficially own more than 5% of the Company's outstanding Common Stock as of November 17, 2000. The address of Messrs. Lederer and Kostusiak is that of the Company.

Name and Address                        Amount and                 Percent of
of Beneficial Owner                     Nature of Shares           Common Stock
                                        Beneficially Owned

Ultrak, Inc.                            1,335,100(1)               21.0%
301 Waters Ridge Drive
Lewisville, TX  75057

Karl H. Kostusiak                       579,561(2)                 8.9%

Dimensional Fund Advisors, Inc.         388,872(3)                 6.1%
1299 Ocean Avenue, 11th Floor
Santa Monica, CA  90401

USGM  Securities, Inc.                  357,456(4)                 5.7%
51 East Market Street
Corning, NY 14830

Lionheart Group, Inc.                   330,200(5)                 5.2%
230 Park Avenue, Suite 51b
New York, NY  10169

David B. Lederer                        328,502(2)(6)              5.1%


Footnotes:

(1) Ultrak's share holdings are as reported on the amended Schedule 13D it filed on June 19, 2000.

(2) Messrs. Kostusiak and Lederer currently possess both sole voting and investment power except with respect to 179,840 and 117,465 shares, respectively, which may be acquired upon retirement or resignation pursuant to the Company's deferred compensation plans, and 16,000 and 8,000 shares, respectively, which may be acquired from the exercise of stock options.

(3) Dimensional Fund Advisors' share holdings are as reported on the Schedule 13G it filed on February 3, 2000.

(4) Includes 13,085 shares (representing less than 1% of the Common Stock) owned by USGM Securities' parent, John G. Ullman & Associates, Inc., P.O. Box 1424, Corning, NY 14830. Such holdings are as reported in a Schedule 13G filed jointly by those companies on February 8, 2000.

(5) Lionheart's share holdings are as reported on the Schedule 13D it filed on November 1, 2000.

(6) Includes 40,000 shares owned by the Lederer Family Limited Partnership, in which Mr. Lederer and his spouse share equal voting and investment powers, and 20,000 shares owned by Mr. Lederer's spouse, who owns sole voting and investment power with respect to such shares.

                   COMPLIANCE WITH EXCHANGE ACT SECTION 16(a)

          To the Company's knowledge, based solely on review of Forms 3, 4 and 5 filed under Section 16(a) of the Securities Exchange Act of 1934, as amended, and amendments thereto, all Section 16(a) filing requirements applicable to the officers, directors and other principal shareholders of the Company were complied with during fiscal 2000.

                             EXECUTIVE COMPENSATION

                           Summary Compensation Table

          The following table sets forth information with respect to the compensation of the Company's Chief Executive Officer and four other most highly compensated executive officers serving at the end of fiscal 2000 for services in all capacities to the Company for the fiscal years 1998, 1999 and 2000.

                                             Annual                             Long-Term
                                          Compensation                         Compensation

Name and                   Fiscal     Salary      Bonus      Other           Securities     All Other
Principal                  Year       ($)         ($)        Annual          Underlying     Compensation
Position                                                     Compensation    Options (#)    ($)(3)
                                                             ($)(1)
--------------------------------------------------------------------------------------------------------
Karl H. Kostusiak          2000       333,795     0          68,138          0              4,859
Chairman and CEO           1999       325,714     89,740       --(2)         0              5,816
                           1998       240,504     0          35,814          20,000         2,640

George E. Behlke           2000       146,393     0            --(2)         5,000          2,686
Vice President,            1999       141,116     21,538       --(2)         15,000         2,554
Operations & General       1998       114,324     0            --(2)         10,000         2,734
Manager, Asia

David B. Lederer           2000       133,522     0          33,824          0              3,011
Executive Vice President   1999       124,352     474        32,003          0              3,100
                           1998       192,418     0          32,865          10,000         2,525

Frank J. Ryan              2000       130,702     0            --(2)         2,000          2,386
Vice President,            1999       130,701     14,358       --(2)         0              2,492
Secretary & Treasurer      1998       113,788     0          13,874          5,000          2,616

Christopher P. Gerace      2000       102,403     0            --(2)         10,000         1,913
Vice President & Chief     1999       88,615      7,179        --(2)         10,000         1,586
Accounting Officer         1998(4)    44,034      0            --(2)         10,000         333



Footnotes:

(1) During fiscal 2000, $43,051 and $15,487 were paid toward life, disability and long term care insurance premiums for the benefit of Messrs. Kostusiak and Lederer, respectively. Mr. Lederer was reimbursed $13,254 for car and gas expenses.

(2)  Values are less than the minimum amount required to be reported.

(3) Represents contributions by the Company to accounts of the named executive officers under the Company's 401(k) retirement savings plan.

(4) Mr. Gerace was hired by the Company on September 1, 1997 and thus was only employed for part of fiscal 1998.

                        Option Grants in Last Fiscal Year

          The following table provides information regarding stock options granted to named executive officers during the fiscal year 2000. Each grant was for incentive stock options to purchase stock under the Company's 1992 or 1997 Stock Option Plans. These options are exercisable 40% after one year, 60% after two years, 80% after three years and 100% after four years, and each is subject to full vesting upon a change in ownership of the Company. The Company did not grant any stock appreciation rights during fiscal 2000.

                                                                                     Potential Realizable Value
                                                                                     at Assumed Annual Rates of
               Number of           Percent of Total                                  Stock Price Appreciation for
               Securities          Options Granted     Exercise or    Expiration     Option Term
               Underlying Options  to Employees        Base Price     Date
Name           Granted (#)         in Fiscal Year      ($/Sh)                        5% ($)         10% ($)

K. Kostusiak   0                   0                   0              N/A            N/A            N/A

G. Behlke      5,000               5.74%               $9.75          8/11/04        $13,469        $29,762

D. Lederer     0                   0                   0              N/A            N/A            N/A

F. Ryan        2,000               2.30%               $9.75          8/11/04        $5,387         $11,905

C. Gerace      10,000              11.48%              $9.75          8/11/04        $26,937        $59,525


               Exercised Options and Fiscal Year-End Option Values

          The following table sets forth the options exercised during the fiscal year 2000 and the unexercised options held as of March 31, 2000 by the Company's named executive officers. The value of the underlying securities was determined by subtracting the exercise price from the market value at year end. The market price of the Common Stock on March 31, 2000 was $9.688 per share. The Company has not granted any stock appreciation rights.

                                                  Number of Securities         Value of Unexercised
                     Shares                       Underlying Unexercised       In-the-Money Options on
                     Acquired        Value        Options at March 31, 2000    March 31, 2000
                     on              Realized     Exercisable /                Exercisable/
Name                 Exercise (#)    ($)          Unexercisable(#)             Unexercisable($)

K. Kostusiak         0               0            12,000/8,000                 N/A

G. Behlke            3,000           $10,815      19,720/19,930                $2,753/$4,130

D. Lederer           0               0             6,000/4,000                 N/A

F. Ryan              2,250           $6,845        4,752/4,438                 N/A

C. Gerace            0               0            10,000/20,000                $2,001/$3,002


                          COMPENSATION COMMITTEE REPORT
                            ON EXECUTIVE COMPENSATION

          The Compensation Committee of the Board of Directors is responsible for (a) establishing general compensation policies, (b) establishing and administering compensation plans and programs in which officers participate and
(c) establishing the specific compensation arrangements for the Company's executive officers. The members of this Committee also serve on the Stock Option Committee under the Company's 1992 and 1997 Stock Option Plans.

               Committee Objectives Concerning Executive Officers

          The Compensation Committee has sought four key objectives for the Company's executive compensation plans, programs and arrangements. These are to
(a) tie executive compensation to the Company's financial performance, (b) encourage equity ownership in the Company by all executives, (c) tie executive compensation programs to the achievement of long-term Company strategic objectives, and (d) provide overall executive compensation that will attract and retain an effective management team. The Committee recognizes that different plans or arrangements will serve one or more of those objectives in varying degrees, that the relative significance of the stated objectives may shift from time to time, and that new objectives may arise and become important.

          Since fiscal 1999, two additional factors have affected the Committee's determinations: (1) the Company's continuing expansion activities and a need to motivate management personnel at various places around the world; and (2) the need to continue working toward long-term succession of management. Various changes have been made or proposed in compensation arrangements during this period to respond to these issues.

                              Employment Agreements

          In 1988, the Company entered into five-year employment agreements with Messrs. Kostusiak and Lederer. Each year thereafter, the agreements have been re-examined, reviewed and revised as appropriate and then re-executed for a new five-year period.

            Tying Compensation to the Company's Financial Performance

          Among other goals, the employment agreements seek to create a strong tie between the compensation of Messrs. Kostusiak and Lederer and the Company's financial performance. Mr. Kostusiak's agreement pursues this goal by providing for an opportunity for an annual cash bonus based on pre-tax profits. This bonus program was also made available to other full-time executive officers and key personnel of the Company with the goal of aligning their compensation to the Company's financial performance. From April 1998 to April 2000, Mr. Lederer was not eligible for payment under this program due to his part-time employment. Mr. Lederer again became eligible for the program in April 2000, when he resumed full-time employment. During fiscal 1998, in response to the Company's growth, the pre-tax profit threshold was changed from a fixed dollar amount ($2,000,000) to 4% of net sales, with no bonus for profits below 4% of sales. This bonus is intended to provide incentives for managing the Company's financial performance toward having pre-tax profits significantly exceed 4% of sales.

          During fiscal 1998, the Committee eliminated a previously used stock bonus plan for executives and reverted to the use of stock options. In that year, for the first time since 1987, stock options were granted to Messrs. Kostusiak and Lederer for the purchase of 20,000 and 10,000 shares, respectively, of stock at a price of $14.75 per share. No options were granted to Mr. Kostusiak in fiscal 1999 or in fiscal 2000.

          Executive officers who do not participate in the Company's annual cash bonus program participate in the Company's general profit sharing plan, which is available to most U.S. based employees. This plan, which was revised at the beginning of fiscal 1999, provides a quarterly distribution of 4% of pre-tax profits in excess of 4% of net sales. No executive officers were eligible for payment under this general profit sharing plan in fiscal 2000.

          The Committee believes that the bonus provisions of the employment agreements generally functioned as intended during the past three years. In particular, Mr. Kostusiak's bonus compensation was as follows:

Fiscal Year        Cash Bonuses        Sales              4% of Sales      Pre-Tax Profit

2000               $0                  $141,918,000       $5,676,720       $5,585,000
1999               $89,740             $138,045,000       $5,521,800       $7,307,000
1998               $0                  $126,343,000       $5,053,720       $2,337,000


                         Equity Ownership by Management

          Since the Company's founding in 1968, Messrs. Kostusiak and Lederer have each owned a substantial number of shares of the Company's Common Stock. Over the years, other officers have been granted opportunities to acquire stock through stock options and bonus stock programs. Under the Company's current stock option plan, options are granted at exercise prices that equal fair market value of the option shares on the date of grant, and the option rights vest incrementally over a span of four years. From time to time, the Stock Option Committee grants options under the plan to Company executives and other key employees and, as noted above, in fiscal 1998, a 20,000-share option was granted to Mr. Kostusiak. The Committee believes that the options themselves, even when unexercised, provide incentives for key personnel to improve shareholder value, since only then will the options become valuable.

                   Achievement of Long-Term Company Objectives

          The Committee believes providing executive officers an opportunity to own substantial equity positions in the Company provides a considerable incentive for them to pursue the Company's long-term strategic objectives. The Committee further believes that the Company's longstanding employment contracts with Messrs. Kostusiak and Lederer provide additional such incentives. These contracts were initially entered into in 1988 and are the product of lengthy negotiations between the Compensation Committee and such executives.

          In 1996, retirement provisions were added to these employment contracts, which require the Company to pay retirement benefits to such executives, beginning at a specified age. In addition to providing incentives to pursue the Company's long-term objectives, these retirement provisions help provide for an orderly transition plan for the Company's senior management.

          In addition, the Committee increased Mr. Kostusiak's base salary by 3% during fiscal 2000 and continued the extended non-competition commitment from him which was first implemented in fiscal 1999. The Committee determined that any pay increase above the modestly increased base pay should be derived from the cash bonus plan, which is based on pre-tax profits as described above.

          As part of the continuing development of a long-term succession plan, the Committee continues to consider implementation of certain trusts for holding Company assets that are intended to fund deferred compensation obligations and other benefit commitments. While those assets might continue to be subject to the claims of Company creditors, the use of such trusts could become a helpful part of the overall retirement and management transition plan.

          For a description of the current executive agreements, see "Executive Agreements" and "Retirement Benefits" below.

                       Attracting and Retaining Management

          The Committee believes that the Company is attracting and retaining effective management personnel and that the Company's approach to executive compensation continues to be appropriate for achieving that objective. The Committee anticipates that, from time to time, independent studies of the Company's overall executive compensation and other investigations will be conducted so as to test the Company's compensation approach against compensation programs offered by others.

                                        COMPENSATION COMMITTEE
                                        Donald R. Adair, Chairperson
                                        Mortimer B. Fuller, III
                                        Edward C. McIrvine


                        COMPENSATION COMMITTEE INTERLOCKS
                            AND INSIDER PARTICIPATION

          The members of the Compensation Committee of the Board of Directors are Messrs. Adair, Fuller and McIrvine. None of these directors received any compensation from the Company other than their fees and stock options as directors of the Company.

                              EXECUTIVE AGREEMENTS

          On September 27, 2000, the Company amended its employment agreements with Messrs. Kostusiak and Lederer (the "Executive Agreements"). The Company's Form 8-K filed with the Securities and Exchange Commission on September 27, 2000 includes complete copies of the amended agreements.

          The current Executive Agreements terminate in July 2005. Mr. Lederer's employment commitment was reduced to half-time in April 1998. Mr. Lederer resumed full-time employment as the Company's Executive Vice President in April 2000, and his Executive Agreement was amended accordingly.

          The Executive Agreements provide for severance benefits under certain circumstances. The terms "change in control," "cause," "disability" and "potential change in control" are used in this section with the meanings set forth in the Executive Agreements. The Executive Agreements terminate the executive's employment upon his death or permanent disability and provide that disability income will be paid during disability, until retirement (normally the January 1 after the executive's 68th birthday) and then a retirement wage benefit will be paid for the executive's life and to any surviving spouse for life (see "Retirement Benefits" below).

          Under the Executive Agreements, if the Company terminates the executive's employment without cause, the Company must continue compensation and benefits to the executive for the then remaining balance of the five year term of employment or for a period of three years from the date of termination, whichever is longer. The continuation of compensation and benefits includes the executive's base salary plus participation in all applicable executive incentive compensation plans and fringe benefit packages. The Company thereafter must pay non-competition fees as described below and retirement benefits as described under "Retirement Benefits."

          If the Company terminates Mr. Kostusiak's or Mr. Lederer's employment for cause, the terminated executive will receive the same compensation and benefits for the remaining balance of the five year term of employment or for a period of three years from the date of termination, whichever is longer, plus non-competition fees and benefits, retirement benefits and possible disability benefits. This compensation and benefits will be reduced by any monetary damage suffered by the Company due to the cause.

          The Executive Agreements provide that each executive may not compete with the Company during the term of his full-time employment and thereafter. In exchange for the executive's agreement not to compete with the Company following the term of employment, the executive is entitled to receive a one time non-competition fee equal to twice the highest annual cash compensation (including base salary and cash bonus) he received during the three-year period immediately preceding the date his employment is terminated and, beginning on the retirement date, the retirement wage benefit described below.

          If a majority of the Company's outside Directors determines that a "potential change in control" has occurred, the Company must transfer to an escrow account an amount in cash sufficient to fund (or an amount in cash sufficient to purchase an annuity to fund) the following payments and benefits:
(a) the executive's base salary through the termination date, as in effect at the time of termination or at the time the change in control occurs, whichever is higher, and any bonus earned by the executive but not yet paid; (b) an amount equal to three times the highest total cash compensation (including base salary and bonuses) paid to the executive in any of the Company's preceding three fiscal years; (c) an amount equal to the total amounts that would have been expended for benefits over the next three years if the executive had continued as an employee; (d) an acceleration of the right to exercise all rights or options he then holds to acquire the Company's Common Stock, upon which he may either (x) exercise the rights and options or (y) elect to receive cash for the aggregate spread between the exercise price and the then market value for the stock; (e) assignment to the executive of all rights in certain life insurance policies then held by the Company on the executive's life; (f) reimbursement for any amount of excise taxes he might have to pay on his receipt of items (a) through (e), such that the Company bears all direct and indirect costs of any such excise taxes; (g) the executive's non-competition fees; and (h) the executive's retirement payments and benefits4 (as described more fully below). The aggregate amount of the payments described in (a) through (g) above may not exceed 2.77% and 2.23% for Messrs. Kostusiak and Lederer, respectively, of the Company's market capitalization at the time they are transferred to the escrow account.

---------------

4 The Company maintains a life insurance policy for each executive. If there is a "potential change in control," the Company must contribute to the escrow account those policies and a cash amount sufficient to fund the executives' retirement benefits.


          The election of all three (but not less than three) of Ultrak's nominees would constitute a change in control under each of Mr. Kostusiak and Mr. Lederer's agreements. If the Board determines that there is a "potential change in control" prior to the election, the Company must transfer to an escrow account an cash amount sufficient to fund the executives' change in control payments. The value of such payments would be equal to 2.77% and 2.23% of the market capitalization of the Company at the time of transfer for Messrs. Kostusiak and Mr. Lederer, respectively. For example, assuming the Company's market capitalization is equal to its market capitalization of $76,000,896 as of November 1, 2000, on the date of transfer, the Company would be required to transfer to an escrow account $2,105,224 and $1,694,819 to fund change in control payments for Messrs. Kostusiak and Lederer, respectively. The actual amounts to be transferred to the escrow account may be significantly different than these amounts, because they would depend upon the Company's market capitalization at the time of transfer.

          If a change in control (such as the election of all three Ultrak nominees) occurs, the Company or the executive5 may give notice to start running a six month termination period. If the executive's employment is terminated by the Company or the executive during that six month period, the executive would be entitled to receive the amounts then held in the escrow account. Such amount paid to the executive will be subject to the market capitalization percentage limitations described above, based upon the Company's market capitalization immediately prior to the change in control (and thus may be different than the amounts in the escrow account, which were based on the Company's market capitalization at the time of the potential change in control). If no change in control occurs after a potential change in control or the notice period described above expires, the amounts held in the escrow account will be returned to the Company.

          Upon termination of employment, the executive becomes obligated to provide up to 8 days of consulting services per year to the Company. Messrs. Kostusiak and Lederer will be paid $1,500 and $1,200 per day, respectively, for consulting services.

          The Company also maintains a longstanding severance policy with respect to its corporate officers, which provides that if a corporate officer is terminated other than for "cause," or the officer terminates employment following certain relocations, reductions in compensation or diminutions in responsibility, the officer will receive continued salary and medical benefits for a non-compete period which is negotiated individually with each officer. The Company has entered into letter agreements with Messrs. Behlke, Gerace and Ryan confirming such policy for non-compete periods of 21, 6 and 19 months, respectively.

          In addition, on July 25, 2000, the Company entered into an employment agreement with Mr. Behlke, under which Mr. Behlke will receive (i) an annual salary of $156,000; (ii) health and other benefits; and (iii) an annual bonus equal (subject to a sales growth modifier) to the higher of: (x) 1.2% of the Company's pretax profit above 4% of the Company's net sales or (y) 2.4% of the increase in pretax profit or reduction in pretax loss of the Company's Asian operations. Mr. Behlke will receive a living allowance of $50 per day while working in Asia, and the Company will reimburse him for certain tax liabilities arising from his work in Asia. If Mr. Behlke's employment is terminated for any reason, or if Mr. Behlke resigns because the Company effectively terminates his employment by diminishing his responsibilities, the Company must pay him: (i) all unpaid salary, benefits and bonus within 15 days; and (ii) any reimbursement for tax liabilities owed to him (described above). Mr. Behlke may not compete with the Company for any period in which he receives payment under the agreement. The agreement terminates on June 30, 2002. A copy of this agreement was filed with the SEC as an exhibit to the Company's quarterly report on Form 10-Q on November 14, 2000.

---------------

5 Mr. Lederer may only give such notice or terminate his employment following similar action by Mr. Kostusiak.


                               RETIREMENT BENEFITS

          The current Executive Agreements require the Company to pay retirement benefits to each executive for his lifetime and for his spouse's lifetime, if she survives him.

          Assuming each executive retires at the end of the calendar year in which he reaches age 68, his benefits would be as follows: (a) a retirement wage benefit initially equal to 60% of his base salary for the last year of his full time employment, increased each year thereafter by the annual increase in the Consumer Price Index (although the wage benefit for his spouse shall be 75% of that amount after executive's death); (b) continuation of full health insurance or similar benefit for him and his spouse; and (c) continuation of any other benefit programs that provide for continuation pursuant to their terms. The amount of the benefit paid under (c) will be limited to 60% of the maximum annual cost of this benefit in any year prior to retirement, increased annually by the Consumer Price Index.

          Assuming a 5% compounded annual increase in the base compensation, and assuming each executive will retire at age 68, the estimated initial annual benefit that would be payable to Messrs. Kostusiak and Lederer under the pension plan provision in their Executive Agreements would be $277,842 and $233,388 respectively.

          The Executive Agreements further provide that: (a) the Company may terminate payment of retirement benefits if a court determines that the executive has violated the non-competition provisions of his Executive Agreement and (b) the Company must purchase and maintain life insurance sufficient to fund the estimated spousal benefits (any excess policy proceeds to be available, if agreed, to purchase shares of the Company's Common Stock held in the executive's estate). Upon a potential change in control, the Company must place these insurance policies in a trust designated for this purpose. Thus, if all three Ultrak nominees are elected, the Company must transfer $2,745,000 and $2,049,000 to an escrow account to fund the retirement payments and benefits for Messrs. Kostusiak and Lederer, respectively. These amounts would be used to fund the ordinary retirement payments and benefits that each executive is entitled to receive (and would have received even if there was no change in control).

                             AUDIT COMMITTEE REPORT

          The Audit Committee of the Company's Board of Directors met four times during fiscal 2000. The Committee's primary purpose is to monitor: (1) the integrity of the Company's financial statements; (2) the Company's compliance with legal and regulatory requirements; and (3) the independence and performance of the Company's internal auditing function and external auditors.

          Representatives from the Company's independent auditors, PricewaterhouseCoopers ("PwC"), were present at each of the Committee's four meetings. The Committee discussed with PwC the Company's financial management and financial structure and the matters relating to the conduct of the audit required to be discussed by Statement on Auditing Standards 61.

          The Committee and PwC also discussed PwC's independence. PwC reported to the Committee that its recent internal independence audit confirmed that its independence has been maintained. On June 1, 2000, the Committee received from PwC the written disclosures and the letter regarding PwC's independence required by Independence Standards Board Standard No. 1.

          In addition, the Committee reviewed and discussed with the Company's management the Company's audited financial statements relating to fiscal 2000.

          Based upon the review and discussions described above, the Committee recommended to the Company's Board of Directors that the Company's audited financial statements prepared by PwC be included in the Company's 2000 Annual Report on Form 10-K.

                                        AUDIT COMMITTEE
                                        Edward C. McIrvine, Chairperson
                                        Donald R. Adair,
                                        Mortimer B. Fuller, III


                     COMPARISON OF TOTAL SHAREHOLDER RETURN

          The Company's Common Stock trades on The Nasdaq National Market tier of The Nasdaq Stock Market under the symbol: DETC. The following graph sets forth the Company's Total Shareholder Return Index as compared to The Total Return Index for the Nasdaq Stock Market (U.S.), the Russell 2000 Index and the Total Return Index for Nasdaq Electronic Components Stocks. The Russell 2000 Index consists of 2000 small market capitalization companies and is widely accepted and used. The Company believes that the Russell 2000 Index represents the Company's market capitalization better than the Total Return Index for Nasdaq Electronic Components Stocks, which includes larger companies. The Company will not include the latter index in future graphs comparing shareholder return.

[GRAPHIC OMITTED]


                                        Mar-95    Mar-96    Mar-97   Mar-98    Mar-99     Mar-00

Detection Systems                       100       128       344      235       157        191

Russell 2000                            100       127       131      184       152        204

Nasdaq Stock Market (U.S.)              100       136       151      229       309        574

Nasdaq Electronic Components Stocks     100       132       231      265       386        1141

Footnote:

(1) Assumes $100 was invested in each entity on March 31, 1995, and that all dividends were reinvested.


                               Proposal No. 2
                  RATIFICATION OF APPOINTMENT OF AUDITORS

          The Board of Directors has recommended that shareholders ratify the appointment of PricewaterhouseCoopers LLP as the independent auditors of the Company for the fiscal year ending March 31, 2001. PricewaterhouseCoopers has served as the Company's independent auditors since 1968. Representatives of the firm will be present at the Annual Meeting, will have an opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions from shareholders.

          The Board of Directors recommends that the shareholders vote FOR the ratification of the appointment of PricewaterhouseCoopers LLP as the independent auditors of the Company for the fiscal year 2001. Proxies will be so voted unless shareholders specify a contrary choice in their proxies.

               SHAREHOLDER PROPOSALS FOR 2001 ANNUAL MEETING

          Under the Company's By-Laws, the Company's Secretary must receive notice of shareholder nominations to the Board of Directors and all other shareholder proposals between August 21, 2001 and September 20, 2001. Shareholder proposals intended to be presented at the 2001 annual meeting pursuant to Rule 14a-8 under the Securities Exchange Act of 1934, as amended, must be received by the Company's secretary no later than August 21, 2001 in order to be considered for inclusion in the 2001 proxy statement. In order for shareholder proposals made outside of Rule 14a-8 to be considered timely within the meaning of Rule 14a-4(c) under the Exchange Act, such proposals must be received by the Secretary of the Company no later than October 5, 2001.

                     VOTING AND REVOCABILITY OF PROXIES

          The record date for determining shareholders entitled to notice of and to vote at the Annual Meeting is the close of business on December 1, 2000. Shareholders are entitled to one vote for each share owned. As of the date hereof, there are 6,336,258 outstanding shares of Common Stock. On or prior to December 1, 2000, the Company intends to issue to a trustee on behalf of participants in the Company's deferred compensation plans 370,058 additional shares of Common Stock, all of which are currently allocated to such participants under such plans.

          The Company's 2000 Annual Report was mailed during the week of September 11, 2000 to shareholders of record. Along with the mailing of this Proxy Statement and the proxy card on November 20, 2000, the Company mailed the Annual Report to all shareholders of record on such date who were not previously sent the Annual Report.

          The Company scheduled its 2000 annual meeting of shareholders on December 19, 2000 and set a record date of December 1, 2000 to allow Fleet and the Board adequate time to consider the Company's strategic alternatives and to communicate with shareholders. To allow sufficient time for solicitation of proxies prior to the meeting, the Company first mailed this Proxy Statement and the enclosed proxy card to shareholders prior to the record date. The Company is aware that certain persons may become shareholders of record between November 20, 2000 and December 1, 2000. The Company believes that all such persons will already be aware of the proxy contest and familiar with the issues. The Company will closely monitor purchases of its stock during this period, and will mail this Proxy Statement, the proxy card and the Annual Report to such persons as soon as possible.

          All proxies in the enclosed form that are properly executed and received by the Company prior to or at the Annual Meeting and not revoked will be voted at the Annual Meeting in accordance with the instructions thereon. All properly executed and received proxies dated prior to December 1, 2000 shall be considered valid if the executing person is a shareholder of record as of December 1, 2000. If no instructions are given with respect to any properly executed and received proxy, such proxy shall be voted FOR approval of the election of each of the Company's proposed nominees for director, as described in this Proxy Statement and FOR approval and ratification of the selection of PricewaterhouseCoopers LLP as the independent auditors for the Company and its subsidiaries for the fiscal year 2001.

          Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before it is voted. A shareholder may revoke any proxy (whether such proxy was solicited by the Company or Ultrak) at any time prior to its exercise by submitting to the Company or Ultrak a written revocation or duly executed proxy bearing a later date or by attendance at the Annual Meeting and voting in person. Attendance at the Annual Meeting will not in and of itself constitute a revocation of a proxy. Accordingly, any later-dated proxy would have the effect of revoking any earlier-dated proxy, whether such proxy was delivered to the Company or Ultrak. Only your latest-dated proxy will count at the Annual Meeting; thus, you will not be able to give an effective proxy at the same time to both the Company and Ultrak.

          Under New York law and the Company's By-Laws, the presence of a quorum, represented in person or by proxy by a majority of the total outstanding shares of Common Stock entitled to vote, is required at the Annual Meeting. Shares represented by proxies that are marked "abstain" will be counted as shares present for purposes of determining the presence of a quorum on all matters. Proxies relating to "street name" shares that are voted by brokers on some but not all of the matters will be treated as shares present for purposes of determining the presence of a quorum on all matters, but will not be treated as shares entitled to vote at the Annual Meeting on those matters as to which authority to vote is withheld by the broker (the "Broker Non-Votes").

          Directors of the Company are elected by a plurality vote. The five nominees receiving the highest vote totals will be elected as directors of the Company. With respect to the election of directors, votes may be cast in favor of nominees or withheld. Broker Non-Votes will not affect the outcome of the election of directors. The affirmative vote of the holders of a majority of the votes cast at the Annual Meeting by the shareholders entitled to vote thereon will be required to approve and ratify the appointment of PricewaterhouseCoopers LLP as the independent auditors for the Company. Broker Non-Votes and abstentions will not be counted as votes cast for the appointment of PricewaterhouseCoopers LLP as the Company's independent auditors, and, therefore, will not have any effect on the outcome of such vote.

                      METHOD AND COST OF PROXY SOLICITATION

          Proxies may be solicited without additional compensation by all directors and such officers of the Company listed in Appendix B by e-mail, the internet, telephone, facsimile, telegram, in person or otherwise. Appendix B sets forth certain information relating to such persons who will be soliciting proxies on the Company's behalf (the "Participants").

           The Company will bear all costs related to the solicitation of proxies pursuant to this Proxy Statement, including the preparation, printing and mailing of proxy materials. The Company has spent approximately $115,000 thus far in connection with the solicitation of proxies and estimates that it will spend a total of $382,000 beyond what it would normally spend for the solicitation of proxies in connection with an annual meeting.

           The Company has retained MacKenzie Partners, Inc. to assist in soliciting proxies. MacKenzie Partners will employ approximately 35 people in connection with the solicitation, at an approximate cost of $125,000.

           The Company requests that banks, brokers and other custodians, nominees and fiduciaries forward proxy materials to the beneficial owners of the Company's stock and obtain their voting instructions. The Company will reimburse those firms for their expenses in accordance with SEC rules.

YOUR VOTE AT THIS YEAR'S ANNUAL MEETING IS ESPECIALLY IMPORTANT. PLEASE SIGN AND DATE THE ENCLOSED WHITE PROXY CARD AND RETURN IT IN THE ENCLOSED ENVELOPE PROMPTLY.

          WE URGE YOU NOT TO SIGN OR RETURN ANY PROXY CARD THAT MAY BE SENT TO YOU BY ULTRAK, EVEN AS A PROTEST VOTE AGAINST ULTRAK. If you previously voted on an Ultrak BLUE proxy card, you have every legal right to change your vote. You can do so simply by signing, dating and returning the enclosed WHITE proxy card. A person giving any proxy has the power to revoke it (whether such proxy was solicited by the Board of Directors or by Ultrak) at any time before the voting by submitting to the Company or to Ultrak a written revocation or duly executed proxy card bearing a later date. ONLY YOUR LATEST DATED PROXY CARD WILL COUNT. Please refer to "Voting and Revocability of Proxies" on page 33 for a discussion of how to revoke your proxy.

                           FORWARD LOOKING STATEMENTS

          Statements made by the Company in this Proxy Statement that are not strictly historical facts are "forward looking" statements that are based on current expectations about the markets in which the Company does business and assumptions made by management. Such statements should be considered as subject to risks and uncertainties that exist in the Company's operations and business environment and could render actual outcomes and results materially different than predicted. For a description of some of the factors and uncertainties which could cause actual results to differ, reference is made to the section entitled "Risk Factors" in the Company's 2000 Annual Report on Form 10-K, as amended.

                                  OTHER MATTERS

          The Board of Directors knows of no matters to be presented at the Annual Meeting other than those described in this Proxy Statement. However, if any other matters properly come before the Annual Meeting, it is intended that the persons named in the enclosed proxy will vote on such matters in accordance with their best judgment.

          Shareholders are urged to sign, date and return the enclosed WHITE proxy in the enclosed return envelope. Prompt response is helpful, and your cooperation will be appreciated.

          Shareholders may obtain without charge a copy of the Company's annual report on Form 10-K for the fiscal year ended March 31, 2000. Requests should be directed to Detection Systems, Inc., 130 Perinton Parkway, Fairport, New York 14450, Attn: Shareholder Relations or:

                            MacKenzie Partners, Inc.
                                156 Fifth Avenue
                            New York, New York 10010
                           proxy@mackenziepartners.com
                          (212) 929-5500 (call collect)
                                       or
                            Toll-Free (800) 322-2885.

Dated:  November 20, 2000


                                    IMPORTANT

          If your shares of Common Stock are held in the name of a brokerage firm, bank, nominee or other institution, only it can sign a WHITE proxy card with respect to your shares and only upon specific instructions from you. Please contact the person responsible for your account and give instructions for a WHITE proxy card to be signed representing your shares of the Company's stock. We urge you to confirm in writing your instructions to the person responsible for your account and to provide a copy of such instructions to the Company's proxy solicitor, MacKenzie Partners, Inc., at the address indicated below so that MacKenzie Partners can attempt to ensure that your instructions are followed.

          If you have any questions about executing your proxy or require assistance, please contact:

                            MacKenzie Partners, Inc.
                                156 Fifth Avenue
                            New York, New York 10010
                           proxy@mackenziepartners.com
                          (212) 929-5500 (call collect)
                                       or
                            Toll-Free (800) 322-2885

         Banks and brokerage firms please call collect: (212) 929-5500.

                                                                    APPENDIX A

                             INFORMATION CONCERNING
                        EXECUTIVE OFFICERS OF THE COMPANY

          The following table sets forth the names, ages, principal occupations and business experience for the past five years of the Company's executive officers (other than Messrs. Kostusiak and Lederer whose information is given on page 18). The principal business address of each person listed is that of the Company.

Business Experience of Officers

Name (Age)                    Principal Occupation and Business Experience

George E. Behlke (42)         Vice President, Operations, and General Manager, Asia, of the Company (since May 2000)
                              Vice President, Operations of the Company (June 1999 - April 2000)
                              Vice President, Engineering and Operations of the Company (April 1998 - May 1999)
                              Vice President, Engineering of the Company (June 1995 - April 1998)
                              Various engineering and engineering management positions with the Company (October 1977 - May 1995)

Christopher P. Gerace (33)    Vice President & Chief Accounting Officer of the Company (since June 1999)
                              Chief Accounting Officer of the Company (September 1997 - May 1999)
                              Senior Manager, Price Waterhouse LLP (April - August 1997)
                              Manager, Price Waterhouse LLP (April 1994 - March 1997)
                              Various accounting and accounting supervisory positions, Price Waterhouse LLP (September 1989 -
                              March 1994)

Frank J. Ryan (46)            Vice President, Secretary and Treasurer of the Company (since June 1988)
                              Secretary and Treasurer of the Company (June 1986 - June 1988)
                              Controller of the Company (July 1982 - May 1986)
                              Various accounting and accounting supervisory positions with the Company (April 1980 - June 1982)

Jeffrey M. Swan (35)          Vice President of Engineering of the Company (since June 1999)
                              Various engineering and engineering supervisory positions with the Company (1992 - May 1999)
                              Various engineering and engineering supervisory positions, Smith Corona Corporation (1987 - 1991)


                                   APPENDIX B


             INFORMATION REGARDING PARTICIPANTS IN THE SOLICITATION

          The following table sets forth the purchases and sales of the Company's equity securities by the Participants during the past two years. Unless otherwise indicated, all transactions took place in the open market.

                                    Number of
                                    Shares
                                    Acquired
Name                                or Sold        Date         Price of Acquisition/Sale

Donald R. Adair                     0              N/A          N/A

Jerald D. Bidlack(1)                1000           8/22/00      $9,375 (Purchased)
                                    1000           8/23/00      $9,250 (Purchased)
                                    1000           8/25/00      $9,250 (Purchased)
                                    1000           8/31/00      $9,250 (Purchased)

Mortimer B. Fuller III              0              N/A          N/A

Christopher P. Gerace               0              N/A          N/A

Karl H. Kostusiak                   200            5/5/00       $1,950 (Gifted)
                                    200            6/2/98       $2,000 (Gifted)

David Lederer                       500            6/1/99       $4,375 (Gifted)
                                    20,000         9/29/98      $205,000 (Transferred)(2)
                                    20,000         9/29/98      $205,000 (Transferred)(3)

Edward McIrvine                     1,500          2/17/00      $14,288 (Sold)
                                    2,000          2/16/00      $18,812 (Sold)
                                    2,000          11/6/98      $23,125 (Sold)
                                    5,806          9/8/98       (Acquired)(4)
                                    1,331          11/16/98     (Transferred)(5)

Frank J. Ryan                       2,250          6/14/99      $10,875 (Purchased/Exercised Option)

C. Duncan Soukup(6)                 4,000          8/24/98      $9.07 (Purchased)
                                    9,600          9/18/98      $8.75 (Purchased)
                                    200            9/28/98      $9.63 (Purchased)
                                    900            11/30/98     $9.59 (Purchased)
                                    500            12/7/98      $9.16 (Purchased)
                                    100            12/22/98     $9.63 (Purchased)
                                    7,000          12/30/98     $9.06 (Purchased)
                                    2,900          12/31/98     $9.10 (Purchased)
                                    6,000          1/6/99       $8.91 (Purchased)
                                    3,000          1/13/99      $9.45 (Purchased)
                                    6,500          2/23/99      $9.32 (Purchased)
                                    6,000          2/25/99      $8.88 (Purchased)
                                    1,100          2/26/99      $9.27 (Purchased)
                                    5,000          3/19/99      $8.93 (Purchased)
                                    6,300          3/30/99      $8.19 (Purchased)
                                    9,700          3/31/99      $8.16 (Purchased)
                                    7,200          4/13/99      $7.28 (Purchased)
                                    2,800          4/30/99      $9.05 (Purchased)
                                    1,000          6/30/99      $8.46 (Purchased)
                                    5,000          9/22/99      $10.63 (Purchased)

C. Duncan Soukup(6)                 1,000          9/30/99      $10.21 (Purchased)
                                    6,200          10/27/99     $9.47 (Sold)
                                    9,400          11/10/99     $9.56 (Purchased)
                                    1,000          11/30/99     $9.00 (Purchased)
                                    2,500          12/6/99      $9.13 (Sold)
                                    7,000          12/7/99      $9.35 (Purchased)
                                    6,000          12/9/99      $9.19 (Purchased)
                                    5,000          12/10/99     $9.17 (Purchased)
                                    6,200          12/14/99     $9.19 (Purchased)
                                    4,000          12/15/99     $9.19 (Purchased)
                                    5,000          12/16/99     $9.19 (Purchased)
                                    1,500          12/17/99     $9.19 (Purchased)
                                    1,500          12/20/99     $9.31 (Purchased)
                                    6,000          12/22/99     $9.44 (Purchased)
                                    700            12/23/99     $9.44 (Purchased)
                                    6,500          12/27/99     $9.44 (Purchased)
                                    500            12/31/99     $9.56 (Purchased)
                                    10,000         1/12/00      $9.75 (Purchased)
                                    5,500          1/14/00      $10.03 (Purchased)
                                    9,800          2/18/00      $10.50 (Purchased)
                                    5,000          2/29/00      $10.16 (Purchased)
                                    4,000          3/6/00       $10.75 (Sold)
                                    40,000         3/13/00      $12.84 (Sold)
                                    1,700          3/14/00      $12.00 (Purchased)
                                    3,000          3/28/00      $10.19 (Purchased)
                                    20,000         3/31/00      $9.91 (Purchased)
                                    5,000          4/17/00      $8.88 (Purchased)
                                    6,400          5/12/00      $8.98 (Purchased)
                                    1,400          5/24/00      S9.75 (Purchased)
                                    3,000          5/25/00      $9.56 (Purchased)
                                    4,500          5/26/00      $9.85 (Purchased)
                                    2,000          5/30/00      $9.69 (Purchased)
                                    1,000          5/31/00      $9.88 (Purchased)
                                    9,000          6/20/00      $9.60 (Purchased)
                                    700            6/30/00      $9.56 (Purchased)
                                    1,300          7/17/00      $10.63 (Sold)
                                    800            7/27/00      $9.56 (Purchased)
                                    9,000          8/24/00      $9.50 (Purchased)
                                    500            8/31/00      $9.25 (Purchased)
                                    1,400          9/13/00      $8.63 (Purchased)
                                    2,100          9/14/00      $8.81 (Purchased)
                                    6,200          9/18/00      $8.52 (Purchased)
                                    5,000          9/20/00      $8.69 (Purchased)
                                    2,500          9/21/00      $9.03 (Purchased)
                                    7,500          9/26/00      $9.06 (Purchased)
                                    1,500          9/29/00      $9.31 (Purchased)
                                    6,400          10/4/00      $9.00 (Purchased)
                                    1,000          10/5/00      $9.00 (Purchased)
                                    16,000         10/6/00      $9.06 (Purchased)
                                    5,000          10/9/00      $8.88 (Purchased)
                                    6,600          10/10/00     $9.06 (Purchased)
                                    2,500          10/11/00     $8.94 (Purchased)
                                    6,500          10/12/00     $8.94 (Purchased)
                                    2,000          10/17/00     $10.63 (Purchased)
                                    2,500          10/20/00     $11.00 (Purchased)
                                    6,000          10/23/00     $11.05 (Purchased)
                                    12,000         10/24/00     $10.58 (Purchased)
                                    2,500          10/25/00     $10.56 (Purchased)

Footnotes:

(1) Shares were purchased by Griffin Automation, Inc., a company of which Mr. Bidlack is President.

(2) Transferred to spouse, and transferred by spouse to Lederer Family Limited Partnership.

(3)  Transferred to Lederer Family Limited Partnership.

(4)  Shares acquired from former spouse in connection with divorce settlement.

(5) Shares transferred to AFSC Charitable Remainder Unitrust for life income benefit of former spouse in connection with divorce settlement.

(6) Represents shares purchased by Lionheart Group, Inc., a company of which Mr. Soukup is the President and Chief Executive Officer.

Fleet Securities

          Certain employees of Fleet, the Company's financial advisor, may also assist the Company in the solicitation of proxies, including by communicating in person, by telephone, by e-mail or otherwise with a limited number of institutions, brokers or other persons who are shareholders of the Company. Fleet will not receive any separate fee for such solicitation activities. Fleet does not admit that it or any of its directors, officers, employees or affiliates are a "participant," as defined in Schedule 14A promulgated under the Securities Exchange Act of 1934 by the SEC, or that such Schedule 14A requires the disclosure of certain information concerning Fleet.

          The following officers and employees of Fleet may assist in the solicitation of proxies: George J. Holder (Managing Director); Michael A. Papile (Director); Kristine Sullivan (Vice President); Michael A. Flynn (Senior Associate); and Rebecca E. Tarby (Analyst). No such person owns any shares of Common Stock or has engaged in any transaction involving Common Stock during the past two years. The principal business address of each such person is Fleet Securities, Inc., 100 Federal Street, 11th Floor, Mail Stop: MA DE 10011H, Boston, Massachusetts 02110.

Brighton Securities

           Brighton Securities Corp. ("Brighton Securities"), an advisor retained by the Company in connection with the proxy contest, and its employees and officers George Conboy and Joseph Ryan, may be deemed to be participants in the Company's solicitation of proxies. No such person owns any shares of Common Stock or has engaged in any transaction involving Common Stock during the past two years. Notwithstanding the foregoing, Brighton Securities has purchased and sold shares of Common Stock in the course of its market making activities on behalf of its clients, and will continue to engage in such activities from time to time. Brighton Securities does not admit that it, Messrs. Conboy or Ryan, or any of its other directors, officers, employees or affiliates are "participants," as defined in Schedule 14A promulgated under the Securities Exchange Act of 1934 by the SEC, or that such Schedule 14A requires the disclosure of certain information concerning Brighton Securities. The principal business address of each such person is 1703 Monroe Avenue, Rochester, New York 14618-1487.


Miscellaneous Information Concerning Participants

           Except as otherwise described in this Proxy Statement (including the Appendices hereto), none of the participants nor any of their respective affiliates or associates (together, the "Participant Affiliates"), (i) directly or indirectly beneficially owns any shares of Common Stock of the Company or any securities of any subsidiary of the Company or (ii) has had any relationship with the Company in any capacity other than as a shareholder, employee, officer and/or director. Furthermore, except as otherwise described in the Proxy Statement, no Participant Affiliate is either a party to any transaction or series of transactions in the fiscal year 2000, or has knowledge of any currently proposed transaction or series of transactions, (i) to which the Company or any of its subsidiaries was or is to be a party, (ii) in which the amount involved exceeds $60,000, and (iii) in which any Participant Affiliate had, or will have, a direct or indirect material interest.

           Except as otherwise described in the Proxy Statement, no Participant or Participant Affiliate has entered into any agreement or understanding with any person respecting any future employment by the Company or its affiliates or any future transactions to which the Company or any of its affiliates will or may be a party. Except as otherwise described in the Proxy Statement, there are no contracts, arrangements or understandings by any Participant or Participant Affiliate within the last fiscal year with any person with respect to the Company's securities.


                                                                   APPENDIX C

                                     CHARTER
                    Audit Committee of the Board of Directors
                           of Detection Systems, Inc.

                Adopted by the Board of Directors on June 2, 2000


           The Audit Committee is appointed by the Board of Directors to assist the Board in monitoring (1) the integrity of the financial statements of the Company, (2) the compliance by the Company with legal and regulatory requirements and (3) the independence and performance of the Company's internal auditing function and external auditors.

          The members of the Audit Committee shall meet the independence and experience requirements of the Nasdaq Stock Market, Inc. The members of the Audit Committee shall be appointed by the Board.

           The Audit Committee shall have the authority to retain special legal, accounting or other consultants to advise the Committee. The Audit Committee may request any officer or employee of the Company or the Company's outside counsel or independent auditor to attend a meeting of the Committee or to meet with any members of, or consultants to, the Committee.

          The Audit Committee shall make regular reports to the Board.

          The Audit Committee shall:

          1. Review and reassess the adequacy of this Charter annually and recommend any proposed changes to the Board for approval.

          2. Review the annual audited financial statements with management, including major issues regarding accounting and auditing principles and practices as well as the adequacy of internal controls that could significantly affect the Company's financial statements.

          3. Review an analysis prepared by management and the independent auditor of significant financial reporting issues and judgments made in connection with the preparation of the Company's financial statements.

          4. Review with management and the independent auditor the Company's quarterly financial statements prior to the filing of its Form 10-Q.

          5. Meet periodically with management to review the Company's major financial risk exposures and the steps management has taken to monitor and control such exposures.

          6. Review major changes to the Company's auditing and accounting principles and practices as suggested by the independent auditor or management.

          7. Recommend to the Board the appointment of the independent auditing firm, which firm is ultimately accountable to the Audit Committee and the Board.

          8.   Approve the fees to be paid to the independent auditor.

          9. Receive periodic reports from the independent auditor regarding the auditor's independence consistent with Independence Standards Board Standard 1, discuss such reports with the auditor, and if so determined by the Audit Committee, take or recommend that the full Board take appropriate action to oversee the independence of the auditor.

          10. Evaluate together with the Board the performance of the independent auditor and, if so determined by the Audit Committee, recommend that the Board replace the independent auditor.

          11. Review any significant reports to management, and management's responses, regarding accounting and control procedures or personnel.

          12. Meet with the independent auditor prior to the audit to review the planning and staffing of the audit.

          13. Obtain from the independent auditor assurance that Section 10A of the Securities Exchange Act of 1934 has not been implicated.

          14. Obtain reports from management and the independent auditor that the Company's subsidiary/foreign affiliated entities are in conformity with applicable legal requirements and the Company's Business and Ethics Code of Conduct.

          15. Discuss with the independent auditor the matters required to be discussed by Statement on Auditing Standards No. 61 relating to the conduct of the audit.

          16. Review with the independent auditor any problems or difficulties the auditor may have encountered and any management letter provided by the auditor and the Company's response to that letter. Such review should include:

               a. Any difficulties encountered in the course of the audit work, including any restrictions on the scope of activities or access to required information.

               b.   Any changes required in the planned scope of the audit.

          17. Prepare the report required by the rules of the Securities and Exchange Commission to be included in the Company's annual proxy statement.

          18. Advise the Board with respect to the Company's policies and procedures regarding compliance with applicable laws and regulations and with the Company's Business Ethics and Code of Conduct.

          19. Review with the Company's legal counsel legal matters that may have a material impact on the financial statements, the Company's compliance policies and any material reports or inquiries received from regulators or governmental agencies.

          20. Meet at least annually with the chief financial officer and the independent auditor in separate executive sessions.

          While the Audit Committee has the responsibilities and powers set forth in this Charter, it is not the duty of the Audit Committee to plan or conduct audits or to determine whether or not the Company's financial statements are complete and accurate and are in accordance with generally accepted accounting principles. This is the responsibility of management and the independent auditor. Nor is it the duty of the Audit Committee to conduct investigations, to resolve disagreements, if any, between management and the independent auditor or to assure compliance with laws and regulations and the Company's Business Ethics and Code of Conduct.


                                                                      APPENDIX D


                                  FORM OF PROXY

                             DETECTION SYSTEMS, INC.
                         ANNUAL MEETING OF SHAREHOLDERS
                                DECEMBER 19, 2000

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF DETECTION SYSTEMS, INC. (THE "COMPANY") FOR USE AT THE ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON DECEMBER 19, 2000.

The undersigned hereby appoints Karl H. Kostusiak, David B. Lederer and Frank J. Ryan, and each of them, with full powers of substitution, as attorneys and proxies to represent the undersigned at the Annual Meeting of shareholders of the Company to be held on December 19, 2000, and at any adjournment or postponement thereof, according to the number of votes that the undersigned would be entitled to cast if personally present. Unless indicated to the contrary, the undersigned hereby revokes any and all proxies which the undersigned may have given to Ultrak, Inc. in its proxy solicitation.

PROPERLY EXECUTED PROXIES WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED. IF NO SUCH DIRECTIONS ARE GIVEN, SUCH PROXIES WILL BE VOTED FOR ALL NOMINEES REFERRED TO IN PROPOSAL 1 AND FOR THE PROPOSAL REFERRED TO IN PROPOSAL 2.

                 (continued and to be signed on the other side)


[X]  Please mark your votes as in this example.

--------------------------------------------------------------------------------

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" PROPOSALS 1 AND 2
--------------------------------------------------------------------------------

1. To elect the following nominees as directors to serve until the next Annual Meeting of shareholders and until their successors are elected and qualified: D. Adair, J. Bidlack, K. Kostusiak, D. Lederer and E. McIrvine.

FOR all nominees listed above [ ]            WITHHOLD AUTHORITY [ ]
(except as indicated to the
contrary below):

----------------------------------------------

2. The ratification of the appointment of PricewaterhouseCoopers LLP as the Company's independent auditors for the fiscal year 2001.

     FOR [   ]                    AGAINST [   ]             ABSTAIN [   ]

3. To consider and take action upon such other matters as may properly come before the meeting, or any adjournment or postponement thereof.

PLEASE COMPLETE, DATE, SIGN AND RETURN IN THE ENCLOSED ENVELOPE

                    * * * YOUR PROXY VOTE IS IMPORTANT * * *

No matter how many shares you own, please sign, date and mail your proxy now, even if you plan to attend the meeting.

          The undersigned revokes any prior proxies with respect to the shares covered by this proxy.

          Date:  _______________________________________________________, 2000


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          Title(s)

          (This Proxy should be dated and signed by each shareholder exactly as his or her name appears hereon and returned promptly in the enclosed envelope. Persons signing in a fiduciary capacity should so indicate. If shares are held by joint tenants or as community property, both should sign.) PLEASE SIGN, DATE AND RETURN THIS PROXY PROMPTLY.